Filed Pursuant to Rule 424(b)(1)
File Nos. 333-198245 and 333-198696

PROSPECTUS

144,000 Units Consisting of 720,000 Shares of Series B Preferred Stock

and Warrants to Purchase 864,000 Shares of Common Stock

We are offering of 720,000 shares of our Series B Preferred Stock, without par value per share (“Series B Preferred Stock”), and warrants (“Warrants”) to purchase 864,000 shares of our common stock, $0.01 par value per share, in this offering. This prospectus also covers the shares of common stock that are issuable from time to time upon exercise of the Warrants and the conversion of the Series B Preferred Stock. The Series B Preferred Stock and the Warrants will be sold in units (“Units”) with each Unit consisting of (i) five shares of Series B Preferred Stock, and (ii) six Warrants, each to purchase one share of common stock, exercisable by the holder at an exercise price of $5.50 per share. The Warrants expire on April 29, 2019. Units will not be issued or certificated. The shares of Series B Preferred Stock and the Warrants are immediately detachable and will be issued separately. The Series B Preferred Stock will rank on parity with the outstanding shares of our Series A Preferred Stock and senior to our common stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series B Preferred Stock will have no voting rights, except as required by law.

Our common stock trades on the Nasdaq Stock Market under the symbol “WHLR.” The Series B Preferred Stock trades on the Nasdaq Stock Market under the symbol “WHLRP.” The Warrants trade on the Nasdaq Stock Market under the symbol “WHLRW.” On September 15, 2014, as reported on the Nasdaq Stock Market, the last reported sale price of our common stock was $4.47 per share, the last reported sale price of the Series B Preferred Stock was $24.00 per share, and the last reported sale price of the Warrants was $0.50 per Warrant. We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startup Act of 2012.

Investing in our securities involves significant risks. You should carefully read and consider “Risk Factors” beginning on page 34 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$125.00	$18,000,000	(1)
Selling commissions	$8.75	$1,260,000
Proceeds, before expenses, to us	$116.25	$16,740,000

The Units are being offered through the underwriters on a firm commitment basis. We have granted the underwriters a 45-day option to purchase up to additional 108,000 shares of Series B Preferred Stock at a price of $25.00 and/or 129,600 Warrants at a price of $0.01 per Warrant, solely to cover over-allotments, if any. It is expected that delivery of the Units will be made in New York, New York on or about September 17, 2014. See “Underwriting.”

(1)	Initial gross proceeds. If the Warrants are exercised in full at an exercise price of $5.50 per share of common stock, we will receive additional gross proceeds equal to $4,752,000.

Joint Book-Running Managers

Maxim Group LLC	Newbridge Securities Corporation

Lead Managers

National Securities Corporation	MLV & Co.

Co-Managers

Capitol Securities Management, Inc.	I-Bankers Securities, Inc.

The date of this prospectus is September 16, 2014.

You should rely only on the information contained in or incorporated by reference into this prospectus, in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any dealer, salesperson or other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation, together with our consolidated subsidiaries, including Wheeler REIT, L.P., a Virginia limited partnership, of which we are the sole general partner (our “Operating Partnership”). Unless otherwise indicated, the information contained in this prospectus is as of June 30, 2014 and assumes: (1) the closing of the 2014 Completed Acquisitions and the Contemplated Acquisitions; and (2) the issuance of (a) 720,000 shares of Series B Preferred Stock for $25.00 per share and (b) the issuance of Warrants to purchase 864,000 shares of our common stock and the application of the proceeds as described herein. We have not assumed the exercise of the underwriters’ over-allotment option or the issuance of shares of common stock upon conversion of the Series B Preferred Stock or exercise of the Warrants. For meanings of all defined terms used herein, please refer to the Glossary.

Overview

We are a Maryland corporation formed with the principal objective of acquiring, financing, developing, leasing, owning and managing income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing properties. We have also begun to acquire undeveloped properties that we intend to develop into retail properties. Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. We target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. We generally lease our properties to national and regional retailers that offer consumer goods and generate regular consumer traffic. We believe our tenants carry goods that are less impacted by fluctuations in the broader U.S. economy and consumers’ disposable income, generating more predictable property-level cash flows.

We currently own a portfolio consisting of 31 properties including 21 retail shopping centers, 6 free-standing retail properties, and one office property, totaling 1,733,848 net rentable square feet of which approximately 94% are leased. Our portfolio also includes three undeveloped properties that we acquired on August 15, 2014 and intend to develop.

We believe the current market environment creates a substantial number of favorable investment opportunities with attractive yields on investment and significant upside potential in terms of income and gain. We believe the markets we plan to pursue in the Northeast, Mid-Atlantic, Southeast and Southwest have strong demographics and dynamic, diversified economies that will continue to generate jobs and future demand for commercial real estate. We anticipate that the depth and breadth of our real estate experience allows us to capitalize on revenue-enhancing opportunities in our portfolio and source and execute new acquisition and development opportunities in our markets, while maintaining stable cash flows throughout various business and economic cycles.

Jon S. Wheeler, our Chairman and President, has 32 years of experience in the real estate sector with particular experience in strategic financial and market analyses and assessments of new or existing properties to maximize returns. We have an integrated team of professionals with experience across all stages of the real estate investment cycle.

We were organized as a Maryland corporation on June 23, 2011 and elected to be taxed as a real estate investment trust (“REIT”) beginning with our taxable year ending December 31, 2012. We conduct substantially all of our business through our Operating Partnership. We are structured as an UPREIT, which means that we will own most of our properties through our Operating Partnership and its subsidiaries. As an UPREIT, we may be able to acquire properties on more attractive terms from sellers who can defer tax obligations by contributing properties to our Operating Partnership in exchange for Operating Partnership units, which will be redeemable for cash or exchangeable for shares of our common stock at our election.

WHLR Management, LLC (our “Administrative Service Company”), which is wholly owned by Mr. Wheeler, provides administrative services to our company. Pursuant to the terms of an administrative services agreement between our Administrative Service Company and us, our Administrative Service Company is responsible for identifying targeted real estate investments; handling the disposition of the real estate investments our board of directors chooses to sell; and administering our day-to-day business operations, including but not limited to, leasing duties, property management, payroll and accounting functions. We also benefit from Mr. Wheeler’s partially or wholly owned related business and platform that specializes in retail real estate investment and management. Mr. Wheeler’s organization includes (i) Wheeler Interests, LLC, an acquisition and asset management firm, (ii) Wheeler Real Estate, LLC, a real estate leasing, management and administration firm, (iii) Wheeler Capital, LLC, a capital investment firm specializing in venture capital, financing, and small business loans, (iv) Site Applications, LLC, a full service facility company equipped to handle all levels of building maintenance and (v) TESR, LLC, a tenant coordination company specializing in tenant relations and community events (collectively, our “Services Companies”). By December 31, 2014, we anticipate that we will acquire the Services Companies to bring these services in-house and become a self-managed REIT. Our headquarters is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is (757) 627-9088. Our website is located at WHLR.us. Our Internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement hereto.

Business and Growth Strategies

Our strategy is to opportunistically acquire and reinvigorate well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive risk-adjusted returns. Specifically, we intend to pursue the following strategies to achieve these objectives:

•	Maximize value through proactive asset management. We believe our market expertise, targeted leasing strategies and proactive approach to asset management will enable us to maximize the operating performance of our portfolio. We will continue to implement an active asset management program to increase the long-term value of each of our properties. This may include expanding existing tenants, re-entitling site plans to allow for additional outparcels, which are small tracts of land used for free-standing development not attached to the main buildings, and repositioning tenant mixes to maximize traffic, tenant sales and percentage rents. As we grow our portfolio, we will seek to maintain a diverse pool of assets with respect to both geographic distribution and tenant mix, helping to minimize our portfolio risk. We will utilize our experience and market knowledge to effectively allocate capital to implement our investment strategy. We continually monitor our markets for opportunities to selectively dispose of properties where returns appear to have been maximized and redeploy proceeds into new acquisitions that have greater return prospects.

•	Pursue value oriented investment strategy targeting properties fitting within our acquisition profile. We believe the types of retail properties we seek to acquire will provide better risk-adjusted returns compared to other properties in the retail asset class, as well as other property types in general, due to the anticipated improvement in consumer spending habits resulting from a strengthening economy coupled with the long-term nature of the underlying leases and predictability of cash flows. We will acquire and develop retail properties, including development properties, based on identifying market and property characteristics. We will acquire retail properties based on identified market and property characteristics, including:

•	Property type. We focus our investment strategy on income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and undeveloped land that can be developed for such purposes. We will target these types of properties because they tend or have the opportunity to be more focused on consumer goods as opposed to enclosed malls, which we believe are more oriented to discretionary spending that is susceptible to cyclical fluctuations.

•	Strip center. A strip center is an attached row of stores or service outlets managed as a coherent retail entity, with on-site parking usually located in front of the stores. Open canopies may connect the store fronts, but a strip center does not have enclosed walkways linking the stores. A strip center may be configured in a straight line or have an “L” or “U” shape.

•	Neighborhood centers. A neighborhood center is designed to provide convenience shopping for the day-to-day needs of consumers in the immediate neighborhood. Neighborhood centers are often anchored by a supermarket or drugstore. The anchors are supported by outparcels typically occupied by restaurants, fast food operators, financial institutions and in-line stores offering various products and services ranging from soft goods, healthcare and electronics.

•	Community centers. A community center typically offers a wider range of apparel and other soft goods relative to a neighborhood center and in addition to supermarkets and drugstores, can include discount department stores as anchor tenants.

•	Free-standing properties. A free-standing property constitutes any building that is typically occupied by a single tenant. The lease terms are generally structured as triple-net with the tenant agreeing to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property.

•	Development properties. In acquiring undeveloped land for development, we attempt to select properties in geographic locations that are similar to the markets in which we already operate, which improves our ability to identify the potential tenant pool from a leasing perspective and to manage the property once developed.

•	Anchor tenant type. We will target properties with anchor tenants that offer consumer goods that are less impacted by fluctuations in consumers’ disposable income. We believe nationally and regionally recognized anchor tenants that offer consumer goods provide more predictable property-level cash flows as they are typically higher credit quality tenants that generate stable revenues. We feel these properties will act as a catalyst for incremental leasing demand through increased property foot traffic. We will identify the credit quality of our anchor tenants by conducting a thorough analysis including, but not limited to, a review of tenant operating performance, liquidity and balance sheet strength.

•	Lease terms. In the near term, we intend to acquire properties that feature one or more of the following characteristics in their tenants’ lease structure: properties with long-term leases (10 years remaining on the primary lease term) for anchor tenants; properties under triple-net leases, which are leases where the tenant agrees to pay rent as well as all taxes, insurance and maintenance expenses that arise from the use of the property thereby minimizing our expenses; and properties with leases which incorporate gross percentage rent and/or rental escalations that act as an inflation hedge while maximizing operating cash flows. As a longer-term strategy, we will look to acquire properties with shorter-term lease structures (2-3 years) for in-line tenants, which are tenants that rent smaller spaces around the anchor tenants within a property, that have below market rents that can be renewed at higher market rates.

•

Geographic markets and demographics. We plan to seek investment opportunities throughout the United States; however, we will focus on the Northeast, Mid-Atlantic, Southeast and Southwest, which are characterized by attractive demographic and property fundamental trends. We will target competitively protected properties in communities that have stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These communities will also have a combination of the following characteristics:

•	established trade areas with high barriers to entry,

•	high population base with expected annual growth rate higher than the national average,

•	high retail sales per square foot compared to the national average,

•	above average household income and expected growth,

•	above-average household density,

•	favorable infrastructure such as schools to retain and attract residents, and

•	below-average unemployment rate.

•	Capitalize on network of relationships to pursue transactions. We plan to pursue transactions in our target markets through the relationships we have developed. Leveraging these relationships, we will target property owners that our management team has transacted with previously, many of whom, we feel, will consider us a preferred counterparty due to our track record of completing fair and timely transactions. We believe this dynamic gives us a competitive advantage in negotiating and executing favorable acquisitions.

•	Leverage our experienced property management platform. Our executive officers, together with the management teams of our Services Companies, have over 150 years of combined experience managing, operating, developing and leasing retail properties. We consider our Services Companies to be in the best position to oversee the day-to-day operations of our properties, which in turn helps us service our tenants. We feel this generates higher renewal and occupancy rates, minimizes rent interruptions, reduces renewal costs and helps us achieve stronger operating results. Along with this, a major component of our leasing strategy is to cultivate long-term relationships through consistent tenant dialogue in conjunction with a proactive approach to meeting the space requirements of our tenants.

•	Grow our platform through a comprehensive financing strategy. We believe our capital structure will provide us with sufficient financial capacity and flexibility to fund future growth. Based on our current capitalization, we believe we will have access to multiple sources of financing that are currently unavailable to many of our private market peers or overleveraged public competitors, which will provide us with a competitive advantage. Over time, these financing alternatives may include follow-on offerings of our common stock, unsecured corporate level debt, preferred equity and credit facilities. We have a ratio of debt to total market capitalization, which includes common stock and Series B preferred stock outstanding, of approximately 59%. Although we are not required by our governing documents to maintain this ratio at any particular level, our board of directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward. We believe this strategy will enable us to continue to grow our asset base well into the future.

Our Competitive Strengths

We believe the following competitive strengths distinguish us from other owners and operators of commercial real estate and will enable us to take advantage of new acquisition and development opportunities, as well as growth opportunities within our portfolio:

•

Cornerstone Portfolio of Retail Properties. We have acquired and developed a portfolio of properties located in business centers in Virginia, North Carolina, Florida, Georgia, South Carolina, Kentucky, Oklahoma, Tennessee, and New Jersey. We believe many of our properties currently achieve rental and occupancy rates equal to or above those typically prevailing in their respective markets due to their desirable and competitively advantageous locations within their submarkets, as well as our hands-on management approach. The retail properties comprising our portfolio fit within our property acquisition profile of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers and free-standing retail properties. These properties are located in local markets that exhibit stable demographics and have historically exhibited favorable trends, such as strong population and income growth. These properties represent the initial base of the larger portfolio that we expect to build over time.

•	Experienced Management Team. Our executive officers and the members of the management teams of our Services Companies have significant experience in all aspects of the commercial real estate industry, specifically in our markets. They have overseen the acquisition or development and operation of more than 65 shopping centers, representing over 4 million rentable square feet of retail property, including all of the properties in our portfolio. Mr. Wheeler and the real estate professionals employed by our Services Companies have in-depth knowledge of our assets, markets and future growth opportunities, as well as substantial expertise in all aspects of leasing, asset and property management, marketing, acquisitions, redevelopment and facility engineering and financing, all of which we believe provides us with a significant competitive advantage.

•	Access to a Pipeline of Acquisition and Leasing Opportunities. We believe that our market knowledge and our network of relationships with real estate owners, developers, brokers, national and regional lenders and other market participants provides us access to an ongoing pipeline of attractive acquisition and investment opportunities in and near our markets. In addition, we have a network of relationships with numerous national and regional tenants in our markets, many of whom currently are tenants in our retail buildings, which we expect will enhance our ability to retain and attract high quality tenants, facilitate our leasing efforts and provide us with opportunities to increase occupancy rates at our properties, thereby allowing us to maximize cash flows from our properties. We have successfully converted many of our strong relationships with our retail tenants into leasing opportunities at our properties.

•	Broad Real Estate Expertise with Retail Focus. Our management team has experience and capabilities across the real estate sector with experience and expertise particularly in the retail asset class, which we believe provides for flexibility in pursuing attractive acquisition, development, and repositioning opportunities. Since varying market conditions create opportunities at different times across property types, we believe our expertise enables us to target relatively more attractive investment opportunities throughout economic cycles. In addition, our fully integrated platform with in-house development capabilities allows us to pursue development and redevelopment projects with multiple uses. We believe that our ability to pursue these types of opportunities differentiates us from many competitors in our markets.

Our Properties

Our Portfolio

At June 30, 2014, we owned twenty-three properties located in Virginia, North Carolina, South Carolina, Florida, Georgia, Oklahoma, Tennessee and New Jersey containing a total of approximately 1,294,572 rentable square feet of retail space, which we refer to as our portfolio. The following table presents an overview of our portfolio, based on information as of June 30, 2014.

Portfolio

Property	Location	Year Built/ Renovated	Number of Tenants	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot (1)
Amscot Building(2)	Tampa, FL	2004	1	2,500	100.0%	$100,738	$40.30
Bixby Commons	Bixby, OK	2012	1	75,000	100.0	768,500	10.25
Clover Plaza	Clover, SC	1990	10	45,575	100.0	348,327	7.64
Forrest Gallery	Tullahoma, TN	1987	26	214,451	91.2	1,170,467	5.94
Harps At Harbor Point	Grove, OK	2012	1	31,500	100.0	364,432	11.57
Jenks Plaza	Jenks, OK	2007	5	7,800	100.0	140,152	17.97
Jenks Reasors	Jenks, OK	2011	1	81,000	100.0	912,000	11.26
Lumber River Village	Lumberton, NC	1985/1997-98 expansion 2004	12	66,781	100.0	497,466	7.45
Monarch Bank	Virginia Beach, VA	2002	1	3,620	100.0	243,241	67.19
Perimeter Square	Tulsa, OK	1982-1983	8	58,277	95.7	674,973	12.10
Riversedge North	Virginia Beach, VA	2007	1	10,550	100.0	294,056	27.87
Shoppes at T J Maxx	Richmond, VA	1982/1999	15	93,552	88.8	933,555	11.24
South Square	Lancaster, SC	1992	5	44,350	89.9	316,650	7.95
Starbucks/Verizon(2)	Virginia Beach, VA	1985/2012	2	5,600	100.0	185,695	33.16
St. George Plaza	St. George, SC	1982	6	59,279	85.8	353,783	6.96
Surrey Plaza	Hawkinsville, GA	1983	5	42,680	100.0	290,745	6.81
Tampa Festival	Tampa, FL	1965/2009/2012	22	137,987	100.0	1,211,410	8.78
The Shoppes at Eagle Harbor	Carrollton, VA	2009	7	23,303	94.5	445,386	19.11
Twin City Commons	Batesburg- Leesville, SC	1998/2002	5	47,680	100.0	449,194	9.42
Walnut Hill Plaza	Petersburg, VA	1959/2006/2008	12	89,907	87.5	631,969	8.03
Waterway Plaza	Little River, SC	1991	9	49,750	97.6	424,313	8.74
Westland Square	West Columbia, SC	1986/1994	6	62,735	83.1	414,086	7.94
Winslow Plaza	Sicklerville, NJ	1990/2009	16	40,695	94.1	581,003	14.70

Total Portfolio			177	1,294,572	94.7%	$11,752,141	$9.59

(1)	Annualized base rent per leased square foot excludes the impact of tenant concessions.
(2)	We own the Amscot building and Starbucks/Verizon building, but we do not own the land underneath the buildings and instead lease the land pursuant to ground leases with parties that are affiliates of Jon Wheeler. As disclosed in our Form 10-K for the year ended December 31, 2013, these ground leases require us to make annual rental payments and contain escalation clauses and renewal options.

The following properties were acquired subsequent to June 30, 2014 (the “2014 Completed Acquisitions”) or are under contract to be acquired (the “Contemplated Acquisitions”). We used a portion of the proceeds from our April 2014 preferred stock offering to fund the 2014 Completed Acquisitions and we plan to use a portion of the funds remaining from our April 2014 preferred stock offering and those generated in this offering to fund the Contemplated Acquisitions and other future acquisitions.

Property	Type(1)	Location	Year Built/ Renovated		Number of Tenants		Net Rentable Square Feet		Percentage Leased		Annualized Base Rent		Annualized Base Rent per Leased Square Foot (3)
Cypress Shopping Center (2)	A	Boiling Springs, SC	1999		14		80,435		94.4%		$774,736		$10.30
Port Crossing (2)	A	Harrisonburg, VA	1999/2009		7		65,365		88.7	(4)	716,226		12.35
Harrodsburg Marketplace (2)	A	Harrodsburg, KY	1995		8		60,048		97.0		438,106		7.52
LaGrange Marketplace (2)	A	LaGrange, GA	1985		12		76,594		92.0		351,382		4.98
DF I-Courtland, LLC (2)	A	Courtland, VA		(5)		(5)		(5)		(5)		(5)		(5)
DF I-Moyock, LLC (2)	A	Moyock, NC		(5)		(5)		(5)		(5)		(5)		(5)
Edenton Commons (2)	A	Edenton, NC		(5)		(5)		(5)		(5)		(5)		(5)
Freeway Junction (2)	A	Stockbridge, GA	1987		18		156,834		97.7		951,114		6.20

Completed Acquisition Total					59		439,276		94.7%		3,231,564		7.40

Brook Run	B	Richmond, VA	1990		19		147,738		92.1		1,620,235		11.91
Northeast Plaza	B	Lumberton, NC	2000		9		54,511		95.4		474,690		9.13

Contemplated Acquisition Total					28		202,249		93.0%		2,094,925		11.16

Total					87		641,525		94.1%		5,326,489		8.58

(1)	A= 2014 Completed Acquisition; B= Contemplated Acquisition
(2)	Acquisition closed subsequent to June 30, 2014.
(3)	Annualized base rent per leased square foot includes the impact of tenant concessions.
(4)	Occupancy rate includes the impact of a new lease signed with the Virginia ABC board to lease 2,400 square feet with annual rent of $39,600 beginning November 1, 2014 and a tenant relocation and expansion currently in process.
(5)	This information is not available because the property is undeveloped.

Property	Type(1)	Outstanding Balance	Interest Rate		Maturity Date	Amortization Period (Mths)	Annual Debt Service	Balance At Maturity
Cypress Shopping Center	A	$6,625,000	4.73%		July 2024	360	$414,000	$5,357,900
Port Crossing	A	6,600,000	4.84%		July 2024	360	$412,800	$5,337,700
Harrodsburg Marketplace	A	3,725,000	4.55%		August 2024	360	$229,200	$3,015,800
LaGrange Marketplace	A	2,334,700	5.00	%(2)	February 2020	360	$193,200	$2,268,200
DF I-Courtland	A	119,500	6.50%		January 2019	120	$16,800	$73,300
DF I-Moyock	A	564,100	5.00%		July 2019	60	$128,400	$—
Edenton Commons (3)	A	2,150,000	3.75%		September 2014	240	$178,800	$2,127,700
Freeway Junction	A	8,150,000	4.60%		September 2024	360	$510,000	$6,595,300
Brook Run	B	16,704,800	5.00%		July 2015	360	$1,159,200	$15,963,200
Northeast Plaza	B	3,182,900	6.54%		April 2021	360	$403,200	$2,369,600

		$50,156,000

(1)	A=2014 Completed Acquisition, B=Contemplated Acquisition
(2)	The interest rate will increase during years 6-10 to between 6.5% to 8% based on a formula tied to the Five Year LIBOR Swap Rate for U.S. Dollars.
(3)	The loan for Edenton Commons has matured and we are in the process of refinancing.

Brook Run

We expect to enter into a contribution and subscription agreement to acquire Brook Run for an aggregate purchase price, including the assumption of debt, of $19,196,850. The contribution and subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property. Jon Wheeler is the managing member of the entity that currently owns Brook Run and owns 2.1% of such entity. We have not used the proceeds from our last offering to acquire Brook Run because we have not yet completed the loan assumption process.

Brook Run is a 147,738 square foot community shopping center built in 1990 and anchored by a Martin’s grocery store. The property is located in Richmond, Virginia and is occupied by 19 primarily retail and restaurant tenants.

Martin’s

Martin’s leases 58,473 square feet of net rentable square feet, representing 39.58% of the net rentable square feet of Brook Run.

Annual rent under the Martin’s lease is $497,021.

The Martin’s lease expires on August 31, 2015 and has four remaining renewal options for five years.

Fitness Evolution

Fitness Evolution leases 32,000 square feet of net rentable square feet, representing 21.66% of the net rentable square feet of Brook Run.

Annual rent under the Fitness Evolution lease is $316,000.

The Fitness Evolution lease expires on January 31, 2023 and has four remaining renewal option for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Brook Run as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	92.06%	$11.55
December 31, 2012	95.03	11.79
December 31, 2011	85.01	10.92
December 31, 2010	87.93	12.74
December 31, 2009	96.61	12.77

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Brook Run Shopping Center as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	11,732	7.94%	$—	—%
2014	3	2,755	1.86	48	2.96
2015	3	61,388	41.56	557	34.38
2016	3	5,240	3.55	97	5.99
2017	4	17,499	11.84	248	15.31
2018	3	3,626	2.45	65	4.01
2019	1	11,979	8.11	220	13.59
2020	1	1,519	1.03	33	2.04
2021	—	—	—	—	—
2022	—	—	—	—	—
2023 and thereafter	1	32,000	21.66	352	21.72

Total	19	147,738	100.00%	$1,620	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Northeast Plaza

We expect to enter into a contribution and subscription agreement to acquire Northeast Plaza for an aggregate purchase price, including the assumption of debt, of $4,894,700. The contribution and subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property. Jon Wheeler is the managing member of the entity that currently owns Northeast Plaza and he owns 4.5% of such entity. We did not use the proceeds from our last offering to acquire Northeast Plaza because we have not yet completed the loan assumption process.

Northeast Plaza is a 54,511 square foot neighborhood shopping center built in 2000 and anchored by a Food Lion. The property is located in Lumberton, North Carolina and is occupied by 9 primarily retail and restaurant tenants.

Food Lion

Food Lion leases 33,000 square feet of net rentable square feet, representing 60.54% of the net rentable square feet of Northeast Plaza.

Annual rent under the Food Lion lease is $292,050.

The Food Lion lease expires on December 12, 2020 and has four remaining renewal options for five years.

Dollar General

Dollar General leases 9,200 square feet of net rentable square feet, representing 16.88% of the net rentable square feet of Northeast Plaza.

Annual rent under the Dollar General lease is $50,000.

The Dollar General lease expires on January 31, 2015 and has one remaining renewal option for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Northeast Plaza as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	95.35%	$9.13
December 31, 2012	92.83	8.92
December 31, 2011	92.83	8.94
December 31, 2010	92.83	8.97
December 31, 2009	92.83	8.94

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Northeast Plaza as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	2,535	4.65%	$—	—%
2014	—	—	—	—	—
2015	4	13,400	24.58	105	22.11
2016	1	1,000	1.83	14	2.95
2017	1	1,400	2.57	18	3.79
2018	1	1,376	2.52	21	4.42
2019	—	—	—	—	—
2020	1	33,000	60.54	292	61.47
2021	1	1,800	3.31	25	5.26
2022	—	—	—	—	—
2023 and thereafter	—	—	—	—	—

Total	9	54,511	100.00%	$475	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Freeway Junction

On September 4, 2014, we purchased Freeway Junction for $10,450,000. Freeway Junction is a 156,834 square foot shopping center built in 1987 and anchored by a Goodwill store, a Northern Tool & Equipment store, an Ollie’s Bargain Outlet, a Farmer Home Furniture store and a Grand Furniture store. The property is located in Stockbridge, Georgia and is occupied by 18 primarily retail and restaurant tenants.

Goodwill

Goodwill leases 29,788 square feet of net rentable square feet, representing 18.99% of the net rentable square feet of Freeway Junction.

Annual rent under the Goodwill lease is $223,410.

The Goodwill lease expires on July 31, 2021 and has one remaining renewal options for five years.

Northern Tool

Northern Tool leases 29,270 square feet of net rentable square feet, representing 18.66% of the net rentable square feet of Freeway Junction.

Annual rent under the Northern Tool lease is $256,113.

The Northern Tool lease expires on October 31, 2015 and has two remaining renewal options for five years.

Ollie’s

Ollie’s leases 25,575 square feet of net rentable square feet, representing 16.31% of the net rentable square feet of Freeway Junction.

Annual rent under the Ollie’s lease is $84,653.

The Ollie’s lease expires on August 31, 2021 and has three remaining renewal options for five years.

Farmer Home Furniture

Farmer Home Furniture leases 20,152 square feet of net rentable square feet, representing 12.85% of the net rentable square feet of Freeway Junction.

Annual rent under the Farmer Home Furniture lease is $84,034.

The Farmer Home Furniture lease expires on March 31, 2016 and has no remaining renewal options available.

Grand Furniture

Grand Furniture leases 15,730 square feet of net rentable square feet, representing 10.03% of the net rentable square feet of Freeway Junction.

Annual rent under the Grand Furniture lease is $55,000.

The Grand Furniture lease expires on February 28, 2019 and has one remaining renewal option for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Freeway Junction as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	93.7%	$6.58
December 31, 2012	95.0	6.38
December 31, 2011	97.5	6.28
December 31, 2010(2)	N/A	N/A
December 31, 2009(2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Freeway Junction as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	3,535	2.25%	$—	—%
2014	—	—	—	—	—
2015	5	40,930	26.10	312	32.81
2016	8	67,039	42.75	464	48.79
2017	2	4,025	2.57	32	3.36
2018	1	—	—	14	1.47
2019	1	15,730	10.03	45	4.73
2020	—	—	—	—	—
2021	1	25,575	16.30	84	8.84
2022	—	—	—	—	—
2023 and thereafter	—	—	—	—	—

Total	18	156,834	100.00%	$951	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Port Crossing

On July 3, 2014, we acquired all of the membership interests of PCSC Associates, LLC, the owner of Port Crossing, for a total purchase price consisting of cash and the assumption of debt in the aggregate amount of $8,566,761 and Operating Partnership common units valued at $744,639. Jon Wheeler was the managing member of PCSC Associates, LLC, prior to its acquisition by us. Port Crossing is a 65,365 square foot neighborhood shopping center built in two phases in 1999 and 2009 and anchored by a Food Lion. The property is located in Harrisonburg, Virginia and is occupied by 7 primarily retail and restaurant tenants. The center recently signed a five year lease with the Virginia ABC Board for a new 2,400 square foot location at the property with annual rent of $39,600 beginning November 1, 2014. Occupancy at the property will increase to 88.7% once the ABC store opens and another relocation currently underway is completed.

Food Lion

Food Lion leases 45,000 square feet of net rentable square feet, representing 68.84% of the net rentable square feet of Port Crossing.

Annual rent under the Food Lion lease is $517,500.

The Food Lion lease expires on August 31, 2018 and has four remaining renewal options for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Port Crossing as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	82.46%	$12.55
December 31, 2012	90.57	13.57
December 31, 2011	88.24	13.47
December 31, 2010	90.12	13.45
December 31, 2009	93.68	12.40

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at Port Crossing as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	7,365	11.27%	$—	—%
2014	1	250	0.38	5	0.70
2015	—	—	—	—	—
2016	1	1,160	1.77	22	3.07
2017	1	2,690	4.12	39	5.45
2018	1	45,000	68.84	518	72.35
2019	1	2,400	3.67	40	5.59
2020	1	1,200	1.84	20	2.79
2021	—	—	—	—	—
2022	2	5,300	8.11	72	10.05
2023 and thereafter	—	—	—	—	—

Total	8	65,365	100.00%	$716	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Cypress Shopping Center

On July 1, 2014, we purchased Cypress Shopping Center for $8,300,000. Cypress Shopping Center is an 80,435 square foot shopping center built in 1999 and anchored by a Bi-Lo grocery store. The property is located in Boiling Springs, South Carolina and is occupied by 14 primarily retail and restaurant tenants.

Bi-Lo

Bi-Lo leases 47,260 square feet of net rentable square feet, representing 58.76% of the net rentable square feet of Cypress.

Annual rent under the Bi-Lo lease is $453,714.

The Bi-Lo lease expires on March 31, 2018 and has six remaining renewal options for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Cypress Shopping Center as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	91.7%	$10.40
December 31, 2012 (2)	N/A	N/A
December 31, 2011 (2)	N/A	N/A
December 31, 2010 (2)	N/A	N/A
December 31, 2009 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Cypress Shopping Center as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	5,250	6.53%	$—	—%
2014	1	1,400	1.74	19	2.45
2015	3	4,200	5.22	45	5.81
2016	2	9,400	11.69	72	9.29
2017	1	1,400	1.74	18	2.32
2018	5	55,310	68.76	569	73.42
2019	2	3,475	4.32	52	6.71
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023 and thereafter	—	—	—	—	—

Total	14	80,435	100.00%	$775	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

Harrodsburg Marketplace

On July 1, 2014, we purchased Harrodsburg Marketplace for $5,000,000. Harrodsburg Marketplace is a 60,048 square foot shopping center built in 1995 and anchored by a Kroger grocery store. The property is located in Harrodsburg, Kentucky and is occupied by 8 primarily retail and restaurant tenants.

Kroger

Kroger leases 36,158 square feet of net rentable square feet, representing 60.22% of the net rentable square feet of Harrodsburg Marketplace.

Annual rent under the Kroger lease is $255,036.

The Kroger lease expires on September 30, 2023 and has four remaining renewal options for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for Harrodsburg Marketplace as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	97.0%	$7.52
December 31, 2012 (2)	N/A	N/A
December 31, 2011 (2)	N/A	N/A
December 31, 2010 (2)	N/A	N/A
December 31, 2009 (2)	N/A	N/A

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.
(2)	Information unavailable for these periods.

The following table sets forth the lease expirations for leases in place at Harrodsburg Marketplace as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	1,800	3.00%	$—	—%
2014	—	—	—	—	—
2015	1	1,800	3.00	13	2.88
2016	1	1,800	3.00	23	5.14
2017	—	—	—	—	—
2018	2	7,200	11.99	20	4.79
2019	—	—	—	—	—
2020	1	3,600	5.99	26	5.82
2021	—	—	—	—	—
2022	—	—	—	—	—
2023 and thereafter	3	43,848	73.02	356	81.37

Total	8	60,048	100.00%	$438	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

LaGrange Marketplace

On July 25, 2014, we acquired all of the membership interests of LaGrange Associates, LLC, the owner of LaGrange Marketplace for a total purchase price consisting of cash and the assumption of debt in the aggregate amount of $3,202,830.28 and Operating Partnership common units valued at $492,169.72. Jon Wheeler was the Managing member of LaGrange Associates, LLC, prior to its acquisition by us.

LaGrange Marketplace is a 76,594 square foot shopping center built in 1985 and anchored by a Food Depot grocery store. The property is located in LaGrange, Georgia and is occupied by 12 primarily retail and restaurant tenants.

Food Depot

Food Depot leases 46,700 square feet of net rentable square feet, representing 60.97% of the net rentable square feet of LaGrange Marketplace.

Annual rent under the Food Depot lease is $140,100.

The Food Depot lease expires on April 30, 2018 and has three remaining renewal options for five years.

Rite Aid

Rite Aid leases 9,594 square feet of net rentable square feet, representing 12.53% of the net rentable square feet of LaGrange Marketplace.

Annual rent under the Rite Aid lease is $62,361.

The Rite Aid lease expires on January 28, 2022 and has two remaining renewal options for five years.

The following table sets forth the percentage leased and annualized rent per leased square foot for LaGrange Marketplace as of the indicated dates:

Date	Percent Leased	Annualized Rent Per Leased Square Foot (1)
December 31, 2013	92.0%	$4.96
December 31, 2012	86.6	4.56
December 31, 2011	84.6	4.41
December 31, 2010	84.6	4.38
December 31, 2009	82.6	4.19

(1)	Annualized rent per leased square foot is calculated by dividing (i) annualized base rent, by (ii) square footage leased.

The following table sets forth the lease expirations for leases in place at LaGrange Marketplace as of June 30, 2014, assuming that tenants do not exercise any renewal options or early termination options:

Lease Expiration Year	Number of Expiring Leases	Square Footage of Expiring Leases	Percentage of Property Leased Square Feet	Annualized Base Rent (in 000s) (1)	Percentage of Property Annualized Base Rent
Available	—	6,100	7.96%	$—	—%
2014	1	2,400	3.13	23	6.55
2015	—	—	—	—	—
2016	3	6,000	7.83	56	15.95
2017	1	1,200	1.57	15	4.28
2018	3	47,900	62.54	158	45.02
2019	3	3,400	4.44	37	10.54
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	1	9,594	12.53	62	17.66
2023 and thereafter	—	—	—	—	—

Total	12	76,594	100.00%	$351	100.00%

(1)	Annualized rent is calculated by multiplying (i) base rental payments for the month ended June 30, 2014 for the leases expiring during the applicable period, by (ii) 12.

DF I-Courtland, LLC

DF I-Courtland, LLC owns a 1.03 acre parcel of undeveloped real estate referred to as Courtland Commons that is located in Courtland, Virginia. We believe this parcel will accommodate a 8,400 square foot facility. We acquired the property on August 15, 2014 for approximately $893,900 from Development Fund I, LLC, an entity managed by Jon Wheeler. The property was acquired for future development purposes. No specific development plans exist at this time because we are considering numerous retail opportunities; however, the property is suitable for a retail center that is similar to our existing portfolio, and we intend to emphasize the development of this property for such purposes.

DF I-Moyock, LLC

DF I-Moyock, LLC owns a 1.28 acre parcel of undeveloped real estate referred to as Tulls Creek that is located in Moyock, North Carolina. We believe this parcel will accommodate a 9,000 square foot facility. We acquired the property on August 15, 2014 for approximately $908,100 from Development Fund I, LLC, an entity managed by Jon Wheeler. The property was acquired for future development purposes. No specific development plans exist at this time because we are considering numerous retail opportunities; however, the property is suitable for a retail center that is similar to our existing portfolio, and we intend to emphasize the development of this property for such purposes.

Edenton Commons

Edenton Commons is a 53.82 acre parcel of undeveloped real estate located in Edenton, North Carolina. We believe this parcel will accommodate a 225,000 square foot facility. We acquired the property on August 15, 2014 for approximately $2.40 million from Development Fund I, LLC, an entity managed by Jon Wheeler. The property was acquired for future development purposes. No specific development plans exist at this time because we are considering numerous retail opportunities; however, the property is suitable for a retail center that is similar to our existing portfolio, and we intend to emphasize the development of this property for such purposes.

Structure of Our Company

Our Operating Entities

Our Operating Partnership

Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership. As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P. (the “Partnership Agreement”) to manage and conduct the business and affairs of the Operating Partnership, subject to certain limited approval and voting rights of the limited partners. Our board of directors will manage our business and affairs.

Because we conduct substantially all of our operations through the Operating Partnership, we are considered an UPREIT. UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through a partnership in which the REIT holds a general partner and/or limited partner interest generally based on the value of capital raised by the REIT through sales of its capital stock. Using an UPREIT structure may give us an advantage in acquiring properties from persons who may not otherwise sell their properties because of unfavorable tax results. Generally, a sale or contribution of property directly to a REIT is a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may contribute the property to the UPREIT in exchange for limited partnership units in the partnership and defer taxation of gain until the seller later exchanges his limited partnership units on a one-for-one basis for REIT shares or for cash pursuant to the terms of the Partnership Agreement or the UPREIT sells the property.

Our Administrative Service Company

We entered into an Administrative Services Agreement with our Administrative Service Company, pursuant to which, our Administrative Service Company provides us with appropriate support personnel to assist our executive management team and performs certain services for us, subject to the oversight of our board of directors and our executive officers. We anticipate acquiring our Administrative Services Company and other Services Companies by December 31, 2014. Currently, our Administrative Service Company is responsible for, among other duties (1) performing and administering our day-to-day operations, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing asset acquisitions approved by our board of directors, sales and financings, (4) performing asset management duties, (5) performing property management duties, (6) performing leasing duties, and (7) performing financial and accounting management. Our Administrative Service Company currently receives an administrative services fee of $740,000 per year plus $20,000 per year for each additional property we acquire subsequent to the completion of this offering. Additionally, Wheeler Real Estate, LLC receives a property management fee at a rate of 3% of each of our properties’ annual gross revenue and Wheeler Interests, LLC receives an asset management fee at a rate of 2% of each of our properties’ annual gross revenue. Additionally, we reimburse our Administrative Service Company for all reasonable out-of-pocket expenses incurred on our behalf, including but not limited to travel and general office expenses, such as copying and telephone usage. Our executive management team consists of our Chairman/Chief Executive Officer, Chief Financial Officer, and Secretary. Our Administrative Service Company pays the salaries of such officers. They are also eligible to receive additional compensation in the form of stock incentive awards granted under our 2012 Share Incentive Plan.

Our Development Company

We acquired Wheeler Development, LLC (“Wheeler Development”) in January 2014 for nominal consideration from Jon Wheeler. Wheeler Development specializes in ground up development, redevelopment of mature centers, phase two developments for existing centers and build to suit projects for selecting tenants. Wheeler Development allows us to bring a wide range of development services in-house to support the expansion of our investment strategy to develop properties. We expect to fully integrate Wheeler Development into our operations by January 2015.

Our Structure

The following diagram depicts the ownership structure of Wheeler Real Estate Investment Trust, Inc. upon the completion of the offering contemplated hereby.

(1)	We expect to acquire WHLR Management, LLC by December 31, 2014.
(2)	Some of the owners of properties we acquired received limited partnership units in Wheeler REIT, L.P. in exchange for the contribution of their membership interests in the entities previously acquired by our company. Of the 2,067,014 limited partnership units outstanding, 394,697 are owned by Jon S. Wheeler, 3,185 are owned by Robin Hanisch, our Secretary, and 14,620 are owned by Ann L. McKinney, one of our directors.
(3)	Our Operating Partnership owns 100% of the membership interests of each of the entities that own the properties in our portfolio.

Restrictions on Transfer

Under the Partnership Agreement, holders of common units do not have redemption or exchange rights, except under limited circumstances, for a period of 12 months, and may not otherwise transfer their units, except under certain limited circumstances, for a period of 12 months following issuance. After the expiration of this 12-month period, transfers of units by limited partners and their assignees are subject to various conditions, including our right of first refusal. In addition, each of our officers, directors and their affiliates, have agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including common units) owned by them at the completion of this offering or thereafter acquired by them for a period of six months after the date of this prospectus.

Restrictions on Ownership of our Stock

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended (the “Code”), our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (the “Ownership Limits”). See “Description of Securities—Restrictions on Ownership and Transfer.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We take advantage of these exemptions. We do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we elected to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Conflicts of Interest

Following the completion of this offering, conflicts of interest may arise between the holders of units and our stockholders with respect to certain transactions, such as the sale of any properties or a reduction of indebtedness, which could have adverse tax consequences to holders of units, including Mr. Wheeler, thereby making those transactions less desirable to such holders. Conflicts of interest may also arise with our Administrative Services Company, Wheeler Interests, LLC and Wheeler Real Estate, LLC due to the fees they receive from us for their services. Further, conflicts of interest may arise when we purchase properties from entities controlled by Mr. Wheeler because we will not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. Lastly, conflicts of interest may arise with Mr. Wheeler and the Administrative Services Company because they are not prohibited from pursuing real estate programs and investment strategies similar to ours. In the event of such a conflict, we are under no obligation to give priority to the separate interests of our company or our stockholders. However, we have adopted conflict of interest policies aimed at minimizing these conflicts.

Distribution Policy

We intend to pay cash dividends to holders of our common stock on a monthly basis and holders of our preferred stock on a quarterly basis. We intend to make dividend distributions that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. We will be required to use a portion of the net proceeds from this offering to make such distributions. We may in the future also choose to pay dividends in shares of our common stock. See “Material U.S. Federal Income Tax Considerations—Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Taxable U.S. Stockholders” and “Risk Factors—Risks Related to Our Status as a REIT—We may in the future choose to pay dividends in shares of our common stock, in which case you may be required to pay tax in excess of the cash you receive.”

Additionally, we agreed with our underwriters in our initial public offering that any common units held by Jon S. Wheeler, directly or indirectly or through his spouse, children or affiliated entities, are contractually subordinated to the remaining common units and common stock as it relates to dividend payments to be received by the holders of common units and the holders of common stock.

Our Tax Status

We elected to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. We believe that our organization and proposed method of operation will continue to enable us to meet the requirements for qualification and taxation as a REIT. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our REIT taxable income to our stockholders.

Corporate Information

Our principal executive office is located at Riversedge North, 2529 Virginia Beach Boulevard, Suite 200, Virginia Beach, Virginia 23452. Our telephone number is 757-627-9088. Our website is located at www.WHLR.us. The information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission (the “SEC”).

The Offering

Series B Preferred Stock	720,000 shares of Series B Preferred Stock will be offered as part of the Units through our underwriters in this offering on a firm commitment basis.

Ranking. The Series B Preferred Stock ranks senior to our common stock and on parity with our Series A Preferred Stock with respect to payment of dividends and rights upon liquidation, dissolution or winding up.

Stated Value. Each share of Series B Preferred Stock will have an initial “Stated Value” of $25.00, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series B Preferred Stock, as set forth in the sections of our charter that set forth the rights, preferences and limitations of the Series B Preferred Stock.

Dividends. Holders of Series B Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series B Preferred Stock at an annual rate of nine percent (9%) of the Stated Value. Dividends on each share of Series B Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We expect to continue to pay dividends on the Series B Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series B Preferred Stock on a quarterly basis payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year (or the next business day if such day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

Voluntary Conversion. The holder of a share of Series B Preferred Stock may convert such share of Series B Preferred Stock at any time into shares of our common stock at an initial conversion rate of $5.00 per share. Such conversion shall occur on the date following the record date for our next dividend payment.

Mandatory Conversion. To the extent the 20-trading day volume-weighted average closing price of our common stock exceeds $7.25 per share, each share of Series B Preferred Stock will, on the date following the record date for our next dividend payment, automatically convert into shares of common stock at an initial conversion price equal to $5.00 per share.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series B Preferred Stock, the holders of shares of Series B Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends.

Voting Rights. The Series B Preferred Stock have no voting rights, except as required by law.

Warrants	Warrants to purchase up to 864,000 shares of common stock will be offered as part of the Units. The Warrants will be exercisable upon issuance for a term ending on April 29, 2019. The initial exercise price will be $5.50 per share.

Capital stock to be outstanding after this offering	1,548,000 shares of Series B Preferred Stock

1,809 shares of Series A Preferred Stock

7,439,531 shares of common stock (1)

Estimated use of proceeds	We estimate that we will receive net proceeds from the sale of the Units in this offering of approximately $16,550,000 after deducting estimated offering expenses, including underwriters commissions, payable by us of approximately $1,450,000. We intend to invest the net proceeds of this offering in connection with the Contemplated Acquisitions, in connection with future acquisitions and for general working capital purposes, including using a portion of the proceeds to pay future dividends.

NASDAQ Symbol for Common Stock	WHLR

NASDAQ Symbol for Series B Preferred Stock	WHLRP

NASDAQ Symbol for Warrants	WHLRW

Capital Structure

The Series B Preferred Stock ranks (i) on parity with our Series A Preferred Stock and (ii) senior to our common stock with respect to both payment of dividends and distribution of amounts upon liquidation. Our board of directors has the authority to issue shares of additional series of preferred stock that could be senior in priority to the Series B Preferred Stock.

(1)	The number of shares of common stock to be outstanding immediately after this offering as shown above reflects only the 7,439,531 shares of common stock outstanding as of September 15, 2014 and does not reflect the impact of securities convertible into shares of our common stock.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements set forth on a pro forma basis for our company giving effect to this offering, the 2014 Completed Acquisitions and the Contemplated Acquisitions as described elsewhere in this Prospectus and the pro forma impact of acquisitions completed during 2013. You should read the following unaudited pro forma condensed consolidated financial statements in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our December 31, 2013 Annual Report on Form 10-K (“2013 Form 10-K”) filed with the SEC on March 21, 2014 and in our June 30, 2014 Quarterly Report on Form 10-Q (“June 2014 Form 10-Q”) filed with the SEC on August 14, 2014. Additionally, you should refer to financial information filed in relation to the property acquisitions as required under Rule 3-14 of Regulation S-X as promulgated by the SEC that are included within this Prospectus or have been incorporated by reference herein.

The following summarizes those properties that make up the 2014 Completed Acquisitions and the Contemplated Acquisitions which are described in more detail elsewhere in this Prospectus.

2014 Completed Acquisitions:

•	Cypress Shopping Center (Boiling Springs, SC)—acquired July 1, 2014

•	Harrodsburg Marketplace Shopping Center (Harrodsburg, KY)—acquired July 1, 2014

•	Port Crossing Shopping Center (Harrisonburg, VA)—acquired July 3, 2014

•	LaGrange Marketplace Shopping Center (LaGrange, GA)—acquired July 25, 2014

•	DF 1-Courtland, LLC (Courtland, VA) (1)—acquired on August 15, 2014

•	DF 1-Moyock, LLC (Moyock, NC) (1)—acquired on August 15, 2014

•	Edenton Commons (Edenton, NC) (1)—acquired on August 15, 2014

•	Freeway Junction Shopping Center (Stockbridge, GA)—acquired on September 4, 2014

Contemplated Acquisitions:

•	Brook Run Shopping Center (Richmond, VA)

•	Northeast Plaza Shopping Center (Lumberton, NC)

(1)	Represents undeveloped real estate.

The following properties were acquired during 2013 (“2013 Acquisitions”) and are described in more detail in our 2013 Form 10-K:

•	Bixby Commons Shopping Center (Bixby, OK)—acquired June 11, 2013

•	Tampa Festival (Tampa, FL)—acquired August 27, 2013

•	Forrest Gallery (Tullahoma, TN)—acquired August 29, 2013

•	Jenks Reasor’s Shopping Center (Jenks, OK)—acquired September 24, 2013

•	Starbucks/Verizon Retail Center (Virginia Beach, VA)—acquired October 21, 2013

•	Jenks Plaza (Jenks, OK)—acquired December 17, 2013

•	Winslow Plaza (Sicklerville, NJ)—acquired December 19, 2013

•	Clover Plaza (Clover, SC)—acquired December 23, 2013

•	St. George Plaza (St. George, SC)—acquired December 23, 2013

•	South Square (Lancaster, SC)—acquired December 23, 2013

•	Waterway Plaza (Little River, SC)—acquired December 23, 2013

•	Westland Square (West Columbia, SC)—acquired December 23, 2013

The 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions, as defined above, have been accounted for as an acquisition under the purchase accounting method and recognized at the estimated preliminary fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The preliminary estimated fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification (“ASC”) section 805-10, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimated the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value and acquired below-market leases) and assumed debt.

The values allocated to leasing commissions, legal and marketing fees associated with replacing existing leases, tenant relationships and in-place leases are amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings. The estimated purchase price of the acquired properties for pro forma purposes is based on a relative equity evaluation analysis of the properties which incorporates cash flows and outstanding mortgage debt of the properties.

The following unaudited pro forma condensed consolidated financial information sets forth:

•	the condensed consolidated financial information of our company as of and for the six months ended June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q;

•	the condensed consolidated financial information of our company as of and for the year ended December 31, 2013 as provided in our financial statements included in our 2013 Form 10-K;

•	pro forma adjustments related to this offering as if the transactions were completed as of June 30, 2014 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statement of operations;

•	the estimated preliminary fair value balance sheet for the 2014 Completed Acquisitions and the Contemplated Acquisitions as of June 30, 2014 and their estimated pro forma results of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 (audited, if applicable); and

•	the estimated pro forma results of operations for the year ended December 31, 2013 (audited, if applicable) of the 2013 Acquisitions.

The Bixby Commons, Jenks Reasor’s and Starbucks/Verizon acquisitions have been reflected in the pro forma balance sheet and the estimated pro forma results of operations for the six months ended June 30, 2014. However, the incremental pro forma impact of these acquisitions on operations has been excluded from the pro forma statement of operations for the year ended December 31, 2013 due to the limited operating history for these properties as discussed below.

The Bixby Commons Shopping Center, a 75,000 square foot shopping center located in Bixby, Oklahoma, was purchased by us on June 11, 2013 for approximately $10.6 million. In conjunction with this acquisition, we raised $4.16 million in net proceeds in a preferred stock offering. The property is leased to Associated Wholesale Grocers (AWG) who in turn subleases 100% of the property to a Reasor’s Foods grocery store. The property was originally leased to AWG pursuant to a Build and Lease Agreement between AWG and the seller, a wholly-owned subsidiary of AWG. Construction of the property was completed during late 2012 and Reasor’s Foods opened their store during November 2012. Accordingly, there is limited third party operating history for the property.

We acquired Jenks Reasor’s, an 81,000 square foot free-standing retail property located in Jenks, Oklahoma, on September 24, 2013 for a purchase price of approximately $11.4 million through a sales-leaseback transaction with AWG. The property was built in 2011. The property is subleased to a Reasor’s Foods grocery store under a 20 year, triple-net operating lease expiring in 2033 and subject to annual rental payments of $912,000. Under the lease agreement, Reasor’s is responsible for all expenses associated with the property, including taxes, insurance, roof and structure. Due the nature of the relationship between AWG and Reasor’s, there is limited third party operating history available.

We acquired Starbucks/Verizon, a 5,600 square foot free standing retail property located in Virginia Beach, Virginia, on October 21, 2013 for a purchase price of approximately $1.4 million. The property was built in 1985 and underwent significant renovations in 2012. The property is 100% leased by Starbucks Coffee and Verizon Wireless, who occupy 2,165 square feet and 3,435 square feet, respectively. Under the initial terms, Starbucks’ lease will expire in 2023 with three five-year options to renew, while Verizon Wireless’ lease will expire in 2022 and will also offer three five-year options to renew. Since the property was significantly renovated in late 2012 and the Starbucks and Verizon leases did not begin until October 2012, there is limited operating history available.

The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2014, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2013, nor does it purport to represent the future results of operations of the company.

The properties making up the 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions (including Bixby Commons, Jenks Reasor’s and Starbucks/Verizon) may be reassessed for property tax purposes. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past. Given the uncertainty of the amounts involved, we have not included any property tax increase in our pro forma financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2014

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	This Offering	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(1)	(2)	(3)	(3)	(4)
ASSETS:
Investment properties, net at cost	$100,553,283	$—	$34,520,600	$20,759,200	$—	$155,833,083
Cash and cash equivalents	16,243,867	13,500,000	(9,310,500)	(3,397,000)	—	17,036,067
Rents and other tenant receivables, net	1,663,027	—	255,700	935,000	—	2,853,727
Deferred costs and other assets	21,692,120	—	5,781,700	2,663,100	—	30,136,920

Total Assets	$140,152,297	$13,500,000	$31,247,200	$20,960,300	$—	$205,859,797

LIABILITIES:
Mortgages and other indebtedness	$95,236,145	$—	$30,419,500	$19,887,700	$—	$145,543,345
(Above)/Below market lease intangible, net	2,610,379	—	(849,400)	(54,200)	—	1,706,779
Accounts payable, accrued expenses and other liabilities	3,361,048	—	440,300	1,126,800	—	4,928,148

Total Liabilities	101,207,572	—	30,010,400	20,960,300	—	152,178,272

EQUITY:
Series A convertible preferred stock (no par value, 4,500 shares authorized, 1,809 shares issued and outstanding)	1,458,050	—	—	—	—	1,458,050
Series B convertible preferred stock (no par value, 3,000,000 shares authorized, 1,428,000 shares issued and outstanding)	18,738,515	13,500,000	—	—	—	32,238,515
Common stock ($0.01 par value, 75,000,000 shares authorized, 7,421,852 shares issued and outstanding)	74,218	—	—	—	—	74,218
Additional paid-in capital	28,092,906	—	—	—	(1,209,853)	26,883,053
Accumulated deficit	(16,274,152)	—	—	—	—	(16,274,152)

Total Shareholders’ Equity	32,089,537	13,500,000	—	—	(1,209,853)	44,379,684
Noncontrolling interests	6,855,188	—	1,236,800	—	1,209,853	9,301,841

Total Equity	38,944,725	13,500,000	1,236,800	—	—	53,681,525

Total Liabilities and Equity	$140,152,297	$13,500,000	$31,247,200	$20,960,300	$—	$205,859,797

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2014

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(5)	(6)	(7)	(8)
REVENUE:
Rental revenues	$5,948,100	$1,564,400	$1,026,000	$(179,900)	$8,358,600
Other revenues	1,349,746	336,800	177,600	—	1,864,146

Total Revenue	7,297,846	1,901,200	1,203,600	(179,900)	10,222,746

OPERATING EXPENSES:
Property operations	1,832,219	517,000	371,400	—	2,720,619
Depreciation and amortization	3,521,546	—	—	2,235,600	5,757,146
Provision for credit losses	(28,032)	—	—	—	(28,032)
Corporate general & administrative	2,217,867	86,900	29,700	—	2,334,467

Total Operating Expenses	7,543,600	603,900	401,100	2,235,600	10,784,200

Operating Income (Loss)	(245,754)	1,297,300	802,500	(2,415,500)	(561,454)
Interest expense	(2,905,575)	—	—	(1,162,000)	(4,067,575)

Net Income (Loss)	$(3,151,329)	$1,297,300	$802,500	$(3,577,500)	(4,629,029)

Less: Net loss attributable to noncontrolling interests					(783,900	)(14)

Net Loss Attributable to Wheeler REIT					(3,845,129)
Pro forma preferred stock dividends					(1,889,300	) (15)

Net Loss Attributable to Wheeler REIT Common Shareholders					$(5,734,429)

Loss per share:
Basic and Diluted					$(0.79)

Weighted-average number of shares:
Basic and Diluted					7,258,068

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2013

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	2013 Acquisitions	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(9)	(10)	(11)	(12)	(13)
REVENUE:
Rental revenues	$7,158,549	$3,930,000	$3,184,100	$2,130,500	$(663,200)	$15,739,949
Other revenues	1,548,943	847,600	726,100	474,700	—	3,597,343

Total Revenue	8,707,492	4,777,600	3,910,200	2,605,200	(663,200)	19,337,292

OPERATING EXPENSES:
Property operations	1,713,957	1,484,200	913,400	642,300	—	4,753,857
Depreciation and amortization	3,466,957	—	—	—	8,441,400	11,908,357
Provision for credit losses	106,828	—	—	—	—	106,828
Corporate general & administrative	5,297,166	163,600	155,800	73,300	—	5,689,866

Total Operating Expenses	10,584,908	1,647,800	1,069,200	715,600	8,441,400	22,458,908

Operating Income (Loss)	(1,877,416)	3,129,800	2,841,000	1,889,600	(9,104,600)	(3,121,616)
Interest expense	(2,497,810)	—	—	—	(4,911,900)	(7,409,710)

Net Income (Loss)	$(4,375,226)	$3,129,800	$2,841,000	$1,889,600	$(14,016,500)	(10,531,326)

Less: Net loss attributable to noncontrolling interests						(1,664,200	) (14)

Net Loss Attributable to Wheeler REIT						(8,867,126)
Pro forma preferred stock dividends						(3,778,600	) (15)

Net Loss Attributable to Wheeler REIT Common Shareholders						$(12,645,726)

Loss per share:
Basic and Diluted						$(2.74)

Weighted-average number of shares:
Basic and Diluted						4,620,600

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

A. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements are presented to reflect:

•	the effect of closing this offering, assuming we issue 600,000 shares of no par value Series B Preferred Stock estimated to be issued at $25 per share for the purposes of these pro formas;

•	using approximately $12.7 million of cash on hand and proceeds from this offering for the 2014 Completed Acquisitions and the Contemplated Acquisitions;

•	the preliminary estimated fair value for the 2014 Completed Acquisitions and the Contemplated Acquisitions as of June 30, 2014 as accounted for under the purchase method of accounting in accordance with ASC Section 805, Business Combinations; and

•	the pro forma impact on operations for the 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions assuming they were acquired on January 1, 2013.

As previously disclosed, the pro forma financial statements for the year ended December 31, 2013 exclude the full year’s impact on operations of acquiring Bixby Commons, Jenks Reasor’s and Starbucks/Verizon.

The unaudited pro forma condensed consolidated balance sheet assumes the transactions described above occurred on June 30, 2014. The unaudited pro forma condensed consolidated statement of operations assumes the transactions described above occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2014, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2013, nor does it purport to represent the future results of operations of the company. In the opinion of management, all material adjustments have been made to reflect the effects of transactions referred to above.

B. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Represents the consolidated financial information of our company as of June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q.

(2)	Represents the estimated impact of issuing 600,000 shares of Series B Preferred Stock estimated to be issued at $25 per share for the purposes of these pro formas, net of estimated offering costs.

Estimated gross proceeds from the sale of 600,000 shares of Series B convertible preferred stock at $25 per share	$15,000,000
Less: Placement fee and other estimated offering costs incurred (a)	(1,500,000)

Estimated net cash proceeds from common stock and preferred stock offerings	$13,500,000

a.	Represents the estimated underwriter placement fee, legal, and other offering costs incurred prior to and at closing of the offering.

(3)

Represents the preliminary estimated fair values related to the anticipated acquisition of the 2014 Completed Acquisitions and the Contemplated Acquisitions. The amounts presented reflect the initial allocation of the preliminary estimated fair values and will be finalized subsequent to consummation of the transactions. The following summarizes the estimated consideration to be paid and the preliminary estimated fair values of assets to be acquired and liabilities to be assumed in conjunction with the company acquiring the 2014 Completed Acquisitions and the Contemplated Acquisitions, along with a description of the methods used to estimate fair value. In estimating fair values, we considered many factors including, but not limited to, cash flows, market cap rates, location, occupancy rates, appraisals, other acquisitions and our knowledge of the current acquisition market for similar properties.

	2014 Completed Acquisitions	Contemplated Acquisitions
Preliminary estimated fair value of assets acquired and liabilities assumed:
Investment property (a)	$34,520,600	$20,759,200
Tenant and other receivables and other assets (b)	255,700	935,000
Other lease intangibles (c)	5,781,700	2,663,100
Mortgage debt (d)	(30,419,500)	(19,887,700)
Accounts payable, accrued expenses and other liabilities (e)	(440,300)	(1,126,800)
Above/(below) market leases (f)	849,400	54,200

Estimated fair value of net assets acquired	$10,547,600	$3,397,000

Estimated purchase consideration:
Estimated consideration paid with common units	$1,236,800	$—
Estimated consideration paid with cash	9,310,800	3,397,000

Total estimated consideration (g)	$10,547,600	$3,397,000

a.	Represents the preliminary estimated fair value of the net investment properties acquired which includes land, buildings, site improvements and tenant improvements. The fair value was estimated using following approaches:

i.	the market approach valuation methodology for land by considering similar transactions in the markets;

ii.	a combination of the cost approach and income approach valuation methodologies for buildings, including replacement cost evaluations, “go dark” analyses and residual calculations incorporating the land values;

iii.	the cost approach valuation methodology for site and tenant improvements, including replacement costs and prevailing quoted market rates; and

iv.	the income approach valuation methodology for in place leases which considered estimated market rental rates, expenses reimbursements and time required to replace leases.

b.	Represents the preliminary estimated fair value of tenant and other receivables and other assets. It was determined that carrying value approximated fair value for all amounts in these categories.

c.	Represents the preliminary estimated fair value of other lease intangibles which includes leasing commissions, legal and marketing fees associated with replacing existing leases, tenant relationships and in-place lease values. The income approach was used to estimate the fair value of these intangible assets which included estimated market rates and expenses.

d.	Represents the preliminary estimated fair value of mortgages payable which was calculated by performing a discounted cash flow analysis on debt service using current prevailing market interest on comparable debt.

e.	Represents the preliminary estimated fair value of accounts, accrued expenses and other liabilities. It was determined that carrying value approximated fair value for all amounts in these categories.

f.	Represents the preliminary estimated fair value of above/(below) market leases. The income approach was used to estimate the fair value of above/(below) market leases using market rental rates for similar properties.

g.	Represents the preliminary estimated purchase consideration to be paid for the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(4)	Represents the following pro forma transactions:

a.	The reallocation to the noncontrolling interest based on approximately 2,706,151 ownership units in the Operating Partnership purchased by our company to facilitate closing the 2014 Completed Acquisitions and the Contemplated Acquisitions. This increase in our ownership of the Operating Partnership will result in a noncontrolling interest percentage of 14.71%, requiring a reallocation of $1,209,853.

C. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(5)	Represents the consolidated results of operations of our company for the six months ended June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q.

(6)	Represents the estimated pro forma impact of the 2014 Completed Acquisitions on operations for the six months ended June 30, 2014.

(7)	Represents the estimated pro forma impact of the Contemplated Acquisitions on operations for the six months ended June 30, 2014.

(8)	Represents the estimated impact on operations for the six months ended June 30, 2014 of additional depreciation and amortization and interest expense resulting from the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(9)	Represents the consolidated results of operations of our company for the year ended December 31, 2013 as provided in our financial statements included in our 2013 Form 10-K.

(10)	Represents the estimated incremental pro forma impact on operations for year ended December 31, 2013 of the 2013 Acquisitions, excluding Bixby Commons, Jenks Reasor’s and Starbucks/Verizon due to their limited third party operating history.

(11)	Represents the estimated pro forma impact of the 2014 Completed Acquisitions on operations for the year ended December 31, 2013.

(12)	Represents the estimated pro forma impact of the Contemplated Acquisitions on operations for the year ended December 31, 2013.

(13)	Represents the estimated impact on operations for the year ended December 31, 2013 of additional depreciation and amortization and interest expense resulting from the 2013 Acquisitions, the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(14)	Represents the loss allocated to noncontrolling interests based on the new noncontrolling interest percentage of 14.71%.

(15)	Represents the $90 per share dividends on the 1,809 shares of Series A Preferred Stock, the dividends on the 828,000 shares of Series B Preferred Stock issued in April 2014 (including shares issued in May 2014 as part of the over-allotment) at 9% per annum, the dividends on the Series B Preferred Stock to be issued in this offering at 9% per annum and the amortization of the estimated preferred stock discounts.

D. Other Financial Information

Unaudited pro forma Funds from Operations (“FFO”), which is a measurement not in accordance with accounting principles generally accepted in the United States (“GAAP”) or non-GAAP measurement, for the six months ended June 30, 2014 and the year ended December 31, 2013 is as follows:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Net loss	$(4,629,029)	$(10,531,326)
Depreciation and amortization of real estate assets	5,757,146	11,908,357

Total FFO	$1,128,117	$1,377,031

We use FFO as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trust (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

RISK FACTORS

Investing in the Series B Preferred Stock and the Warrants involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring any securities by this prospectus. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statement. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to Our Business and Operations

We have a limited operating history as a REIT and a publicly traded company. We have limited financing sources, and we may not be able to successfully operate as a REIT or a publicly traded company.

We have a limited operating history as a REIT and a publicly traded company. We cannot assure you that the past experience of Mr. Wheeler and the management teams of our Services Companies will be sufficient to successfully operate our company as a REIT or a publicly traded company, including the requirements to timely meet disclosure requirements of the SEC, and comply with the Sarbanes-Oxley Act of 2002 and REIT requirements imposed by the Code. Failure to operate successfully as a public company or maintain our qualification as a REIT would have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. See “—Risks Related to Our Status as a REIT—Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.”

Additionally, we have limited financing sources. If our capital resources are insufficient to support our operations, we will not be successful. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in the early stages of development. To be successful in this market, we must, among other things:

•	identify and acquire additional investments that further our investment strategies;

•	increase awareness of our REIT within the investment products market;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investment as well as for potential investors; and

•	continue to build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

Our portfolio of properties is dependent upon regional and local economic conditions and is geographically concentrated in the Northeast, Mid-Atlantic, Southeast and Southwest, which may cause us to be more susceptible to adverse developments in those markets than if we owned a more geographically diverse portfolio.

Our properties are located in Virginia, North Carolina, Florida, Georgia, South Carolina, Kentucky, Oklahoma, Tennessee and New Jersey, which exposes us to greater economic risks than if we owned a more geographically diverse portfolio. If there is a downturn in the economy in our markets, our operations and our revenue and cash available for distribution, including cash available to pay distributions to our stockholders, could be materially adversely affected. We cannot assure you that our markets will grow or that underlying real estate fundamentals will be favorable to owners and operators of retail properties. Our operations may also be affected if competing properties are built in our markets. Moreover, submarkets within any of our markets may be dependent upon a limited number of industries. Any adverse economic or real estate developments in the Mid-Atlantic, Northeast, Southeast or Southwest markets, or any decrease in demand for retail space resulting from the regulatory environment, business climate or energy or fiscal problems, could adversely impact our financial condition, results of operations, cash flow, our ability to satisfy our debt service obligations and our ability to pay distributions to our stockholders.

As of June 30, 2014, we had approximately $95.2 million of indebtedness outstanding, which may expose us to the risk of default under our debt obligations.

As of June 30, 2014, our total indebtedness was approximately $95.2 million, a substantial portion of which is guaranteed by our Operating Partnership, and we may incur additional debt to finance future acquisition and development activities.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties or to pay the dividends currently contemplated or necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

•	we may violate financial covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any loan with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

The majority of our properties are retail shopping centers and depend on anchor stores or major tenants to attract shoppers and could be adversely affected by the loss of, or a store closure by, one or more of these tenants.

Large, regionally or nationally recognized tenants typically anchor our properties. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants, including our anchor and other major tenants, may fail to comply with their contractual obligations to us, seek concessions in order to continue operations or declare bankruptcy, any of which could result in the termination of such tenants’ leases and the loss of rental income attributable to the terminated leases. In addition, certain of our tenants may cease operations while continuing to pay rent, which could decrease customer traffic, thereby decreasing sales for our other tenants at the applicable retail property. In addition to these potential effects of a business downturn, mergers or consolidations among large retail establishments could result in the closure of existing stores or duplicate or geographically overlapping store locations, which could include stores at our retail properties.

Loss of, or a store closure by, an anchor or major tenant could significantly reduce our occupancy level or the rent we receive from our retail properties, and we may not have the right to re-lease vacated space or we may be unable to re-lease vacated space at attractive rents or at all. Moreover, in the event of default by a major tenant or anchor store, we may experience delays and costs in enforcing our rights as landlord to recover amounts due to us under the terms of our agreements with those parties. The occurrence of any of the situations described above, particularly if it involves an anchor tenant with leases in multiple locations, could seriously harm our performance and could adversely affect the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” or “go-dark” provisions, which, if triggered, may allow tenants to pay reduced rent, cease operations or terminate their leases, any of which could adversely affect our performance or the value of the applicable retail property.

Some of the leases at our retail properties contain “co-tenancy” provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or the tenant’s obligation to continue occupancy on certain conditions, including: (1) the presence of a certain anchor tenant or tenants; (2) the continued operation of an anchor tenant’s store; and (3) minimum occupancy levels at the applicable retail property. If a co-tenancy provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations, to terminate its lease early or to a reduction of its rent. In periods of prolonged economic decline, there is a higher than normal risk that co-tenancy provisions will be triggered as there is a higher risk of tenants closing stores or terminating leases during these periods. In addition to these co-tenancy provisions, certain of the leases at our retail properties contain “go-dark” provisions that allow the tenant to cease operations while continuing to pay rent. This could result in decreased customer traffic at the applicable retail property, thereby decreasing sales for our other tenants at that property, which may result in our other tenants being unable to pay their minimum rents or expense recovery charges. These provisions also may result in lower rental revenue generated under the applicable leases. To the extent co-tenancy or go-dark provisions in our retail leases result in lower revenue or tenant sales or tenants’ rights to terminate their leases early or to a reduction of their rent, our performance or the value of the applicable retail property could be adversely affected.

We may be unable to renew leases, lease vacant space or re-let space as leases expire, thereby increasing or prolonging vacancies, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

As of June 30, 2014, leases representing approximately 5.58% of the square footage and approximately 7.50% of the annualized base rent of the properties in our portfolio will expire during the twelve months ending June 30, 2015, and an additional 5.3% of the square footage of the properties in our portfolio was available. We cannot assure you that leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. If the rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases will expire, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be unable to identify and complete acquisitions of properties that meet our criteria (including the Contemplated Acquisitions), which may impede our growth and ability to pay dividends as expected.

Our business strategy involves the acquisition of income producing assets such as strip centers, neighborhood centers, grocery-anchored centers, community centers, free-standing retail properties and development properties. These activities require us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategies. We continue to evaluate the market of available properties and may attempt to acquire properties when strategic opportunities exist. However, we may be unable to acquire properties identified as potential acquisition opportunities, including the Contemplated Acquisitions. Our ability to acquire properties on favorable terms, or at all, may be exposed to the following significant risks:

•	we may incur significant costs and divert management attention in connection with evaluating and negotiating potential acquisitions, including ones that we are subsequently unable to complete;

•	even if we enter into agreements for the acquisition of properties, these agreements are subject to conditions to closing, which we may be unable to satisfy; and

•	we may be unable to finance the acquisition on favorable terms or at all.

If we are unable to finance property acquisitions or acquire properties on favorable terms, or at all, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected. In addition, failure to identify or complete acquisitions of suitable properties could slow our growth and hinder our ability to pay dividends as expected.

The price we are paying for the properties making up the Contemplated Acquisitions may exceed their fair market value.

The properties making up the Contemplated Acquisitions, excluding Freeway Junction, are being acquired from entities controlled by Mr. Wheeler, and we have not obtained any third-party appraisals of the Contemplated Acquisitions. Accordingly, the value of the cash to be paid as consideration for the Contemplated Acquisitions may exceed their aggregate fair market value.

We face significant competition for acquisitions of real properties, which may reduce the number of acquisition opportunities available to us and increase the costs of these acquisitions.

The current market for acquisitions continues to be extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable acquisition opportunities available to us and increase the prices paid for such acquisition properties. We also face significant competition for attractive acquisition opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, some of which have greater financial resources than we do, a greater ability to borrow funds to acquire properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other forms of investment. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing prices paid for such acquisition properties and/or reducing the rents we can charge and, as a result, adversely affecting our operating results.

Our future acquisitions may not yield the returns we expect, and we may otherwise be unable to operate these properties to meet our financial expectations, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our future acquisitions and our ability to successfully operate the properties we acquire in such acquisitions may be exposed to the following significant risks:

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

•	our cash flow may be insufficient to meet our required principal and interest payments;

•	we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

•	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may not be able to control our operating costs or our expenses may remain constant or increase, even if our revenues do not increase, causing our results of operations to be adversely affected.

Factors that may adversely affect our ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair, renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. If our operating costs increase as a result of any of the foregoing factors, our results of operations may be adversely affected.

The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. As a result, if revenues decline, we may not be able to reduce our expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a property is not fully occupied or other circumstances cause our revenues to decrease. If we are unable to decrease operating costs when demand for our properties decreases and our revenues decline, our financial condition, results of operations and our ability to make distributions to our stockholders may be adversely affected.

High mortgage rates and/or unavailability of mortgage debt may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our net income and the amount of cash distributions we can make.

If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of properties. If we place mortgage debt on properties, we may be unable to refinance the properties when the loans become due, or to refinance on favorable terms. If interest rates are higher when we refinance our properties, our income could be reduced. If any of these events occur, our cash flow could be reduced. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money.

Mortgage debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

Incurring mortgage and other secured debt obligations increases our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Failure to hedge effectively against interest rate changes may adversely affect financial condition, results of operations, cash flow and per share trading price of our common stock.

Subject to maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. We currently do not have any hedges in place. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could reduce the overall returns on our investments. Failure to hedge effectively against interest rate changes could materially adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock. In addition, while such agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under generally accepted accounting principles in the United States of America.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry as a whole, including the recent dislocations in the credit markets and general global economic downturn. These conditions, or similar conditions existing in the future, may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock as a result of the following potential consequences, among others:

•	decreased demand for retail space, which would cause market rental rates and property values to be negatively impacted;

•	reduced values of our properties may limit our ability to dispose of assets at attractive prices or to obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

•	our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense.

In addition, the economic downturn has adversely affected, and may continue to adversely affect, the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business and results of operations.

We are subject to risks that affect the general retail environment, such as weakness in the economy, the level of consumer spending, the adverse financial condition of large retailing companies and competition from discount and internet retailers, any of which could adversely affect market rents for retail space and the willingness or ability of retailers to lease space in our shopping centers.

With the exception of our Riversedge North property, which houses our offices and the offices of our Administrative Service Company, all of our properties are in the retail real estate market. This means that we are subject to factors that affect the retail sector generally, as well as the market for retail space. The retail environment and the market for retail space have been, and could continue to be, adversely affected by weakness in the national, regional and local economies, the level of consumer spending and consumer confidence, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets and increasing competition from discount retailers, outlet malls, internet retailers and other online businesses. Increases in consumer spending via the Internet may significantly affect our retail tenants’ ability to generate sales in their stores. In addition, some of our retail tenants face competition from the expanding market for digital content and hardware. New and enhanced technologies, including new digital technologies and new web services technologies, may increase competition for certain of our retail tenants.

Any of the foregoing factors could adversely affect the financial condition of our tenants and the willingness of retailers to lease space in our shopping centers. In turn, these conditions could negatively affect market rents for retail space and could materially and adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our stockholders.

We face significant competition in the leasing market, which may decrease or prevent increases of the occupancy and rental rates of our properties.

We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants’ leases expire. As a result, our financial condition, results of operations, cash flow and per share trading price of our common stock could be adversely affected.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, causing our financial condition, results of operations, cash flow and per share trading price of our common stock to be adversely affected.

To the extent adverse economic conditions continue in the real estate market and demand for retail space falls, we expect that, upon expiration of leases at our properties, we may be required to make rent or other concessions to tenants, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases, which could cause an adverse effect to our financial condition, results of operations, cash flow and per share trading price of our common stock.

The actual rents we receive for the properties in our portfolio may be less than our asking rents, which could negatively impact our ability to generate cash flow growth.

As a result of various factors, including competitive pricing pressure in our submarkets, adverse conditions in the Northeast, Mid-Atlantic, Southeast and Southwest real estate markets, a general economic downturn and the desirability of our properties compared to other properties in our submarkets, we may be unable to realize the asking rents across the properties in our portfolio. In addition, the degree of discrepancy between our asking rents and the actual rents we are able to obtain may vary both from property to property and among different leased spaces within a single property. If we are unable to obtain rental rates that are on average comparable to our asking rents across our portfolio, then our ability to generate cash flow growth will be negatively impacted. In addition, depending on asking rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases.

We have and may continue to acquire properties or portfolios of properties through tax deferred contribution transactions, which could result in stockholder dilution and limit our ability to sell such assets.

We have and in the future we may continue to acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our Operating Partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell an asset at a time, or on terms, that would be favorable absent such restrictions.

Our real estate development activities are subject to risks particular to development, such as unanticipated expenses, delays and other contingencies, any of which could adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to the following risks associated with such development and redevelopment activities:

•	unsuccessful development or redevelopment opportunities could result in direct expenses to us;

•	construction or redevelopment costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated, or unprofitable;

•	time required to complete the construction or redevelopment of a project or to lease up the completed project may be greater than originally anticipated, thereby adversely affecting our cash flow and liquidity;

•	contractor and subcontractor disputes, strikes, labor disputes or supply disruptions;

•	failure to achieve expected occupancy and/or rent levels within the projected time frame, if at all;

•	delays with respect to obtaining or the inability to obtain necessary zoning, occupancy, land use and other governmental permits, and changes in zoning and land use laws;

•	occupancy rates and rents of a completed project may not be sufficient to make the project profitable;

•	our ability to dispose of properties developed or redeveloped with the intent to sell could be impacted by the ability of prospective buyers to obtain financing given the current state of the credit markets; and

•	the availability and pricing of financing to fund our development activities on favorable terms or at all.

These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development or redevelopment activities once undertaken, any of which could have an adverse effect on our financial condition, results of operations, cash flow and the per share trading price of our common stock.

Our success depends on key personnel whose continued service is not guaranteed, and the loss of one or more of our key personnel could adversely affect our ability to manage our business and to implement our growth strategies, or could create a negative perception in the capital markets.

Our ability to manage anticipated future growth depends, in large part, upon the efforts of key personnel, particularly Mr. Wheeler, who has experience with the market, beneficial relationships and exercises substantial influence over our operational, financing, acquisition and disposition activity. Among the reasons that Mr. Wheeler is important to our success is that he has a national and regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose his services, our relationships with such persons could diminish.

The loss of services of one or more members of our management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Mr. Wheeler will continue to be involved in outside businesses, which may interfere with his ability to devote time and attention to our business and affairs.

We will rely on Mr. Wheeler and our Administrative Service Company for the day-to-day operations of our business. Our employment agreement with Mr. Wheeler requires him to devote his best efforts and a significant portion of his time to our business and affairs. However, Mr. Wheeler continues to serve as President and Chief Executive Officer of Wheeler Interests, LLC which will continue to be involved in other businesses. As such, Mr. Wheeler will have certain ongoing duties to Wheeler Interests, LLC that could require a portion of his time and attention. Although we expect that Mr. Wheeler will devote a significant amount of his business time and attention to us, we cannot accurately predict the amount of time and attention that will be required of Mr. Wheeler to perform such ongoing duties. To the extent that Mr. Wheeler is required to dedicate time and attention to Wheeler Interests, LLC, his ability to devote a significant amount of his business time and attention to our business and affairs may be limited and could adversely affect our operations.

We may be subject to on-going or future litigation, including existing claims relating to the entities that own the properties described in this prospectus and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may be subject to on-going litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this prospectus and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured, and/or adversely impact our ability to attract officers and directors.

On July 10, 2008, one of our subsidiaries, Perimeter Associates, LLC (“Perimeter”), sued a tenant for breach of contract, guaranty of the contract and fraud related to an executed lease. In response, on August 22, 2008, the defendant filed a counterclaim against Perimeter for breach of contract, unjust enrichment, reliance and fraud. On April 8, 2013, the court found in favor of the defendant and assessed damages against Perimeter in the amount of $13,300. On or about May 8, 2013, Perimeter appealed the judgment of the lower court to the Oklahoma Supreme Court. Subsequent to the initial judgment, the defendant’s attorney applied to the court to be reimbursed for approximately $368,000 in legal fees incurred by the defendant during litigation. On July 9, 2013, the lower court awarded the defendant approximately $267,000 of the defendant’s legal fees. Perimeter expects to amend its appeal with the Oklahoma Supreme Court to include the issue of the award of legal fees. We have posted bonds for both judgments and have accrued for the judgments in our financial statements as of June 30, 2014. We will continue to vigorously litigate the issues raised upon appeal.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Potential losses may not be covered by insurance or may exceed policy limits and we could incur significant costs and lose our equity in the damaged properties.

We carry comprehensive liability insurance policies, covering all of our properties. Our insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. If a loss or damages are suffered at one or more of our properties, our insurer may attempt to limit or void our coverage by arguing that the loss resulted from facts or circumstances not covered by our policy. Furthermore, if we experience a loss that is uninsured or that exceeds our policy limits, we could incur significant costs and lose the capital invested in the damaged or otherwise adversely affected properties as well as the anticipated future cash flows from those properties.

Because Mr. Wheeler and our Administrative Service Company are not prohibited from creating further real estate programs that may use investment strategies that are similar to ours, our Administrative Service Company and its and our executive officers may face conflicts of interest relating to the purchase and leasing of properties and other investments, and such conflicts may not be resolved in our favor.

If Mr. Wheeler or our Administrative Service Company were to create additional real estate programs, there may be periods during which one or more such sponsored programs are seeking to invest in similar properties and other real estate-related investments. As a result, we may be buying properties and other real estate-related investments at the same time as one or more other such sponsored programs managed by officers and employees of our Administrative Service Company, and these other such sponsored programs may use investment strategies that are similar to ours. There is a risk that our Administrative Service Company will choose a property that provides lower returns to us than a property purchased by another program. In the event these conflicts arise, we cannot assure you that our best interests will be met when officers and employees acting on behalf of our Administrative Service Company and on behalf of other such sponsored programs decide whether to allocate any particular property to us or to another such sponsored program or affiliate of our Administrative Service Company or Mr. Wheeler, which may have an investment strategy that is similar to ours. In addition, we may acquire properties in geographic areas where such future sponsored programs own properties. If one of the other such sponsored programs attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

Our Administrative Service Company will face conflicts of interest caused by its arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

Our Administrative Service Company is entitled to fees from us under the terms of the Administrative Service Agreement. Mr. Wheeler wholly owns our Administrative Service Company. As a result, we did not have the benefit of arm’s length negotiation of the type normally conducted between unrelated parties when this agreement was negotiated. These fees could influence our Administrative Service Company’s advice to us as well as the judgment of the Services Companies performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of the Administrative Service Agreement;

•	property acquisitions from third parties, which entitle our Administrative Service Company to asset management fees; and

•	borrowings to acquire properties, which acquisitions will increase the aggregate fees payable to our Administrative Service Company.

Wheeler Interests, LLC and other entities owned by Mr. Wheeler will face conflicts of interest caused by their arrangements with us, which could result in actions that are not in the long-term best interests of our stockholders.

We have entered agreements with entities owned by Mr. Wheeler, including Wheeler Interests, LLC, Wheeler Real Estate, LLC and Site Applications, LLC. These entities provide property and asset management, and smaller property improvements in exchange for a fee. As a result, we did not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties with regards to the asset management fee. These fees could influence the services provided to us, as well as their judgment in performing services for us. Among other matters, this fee arrangement could affect their judgment with respect to:

•	the continuation, renewal or enforcement and amount of their respective fees; and

•	decisions to acquire properties, which will increase the aggregate fees payable to these entities.

Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. Consequently, with respect to any such arrangement we may enter into in the future, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflict of interest issues. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, in the current volatile credit market, the refinancing of such debt may require equity capital calls.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability, among other things, to meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

In order to maintain our qualification as a REIT, we are required under the Code, among other things, to distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price per share of our common stock.

Recently, the capital markets have been subject to significant disruptions. If we cannot obtain capital from third-party sources, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to the Real Estate Industry

Our performance and value are subject to risks associated with real estate assets and the real estate industry, including local oversupply, reduction in demand or adverse changes in financial conditions of buyers, sellers and tenants of properties, which could decrease revenues or increase costs, which would adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock.

Our ability to pay expected dividends to our stockholders depends on our ability to complete future acquisitions as well as our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under “—Risks Related to Our Business and Operations,” as well as the following:

•	local oversupply or reduction in demand for retail space;

•	adverse changes in financial conditions of buyers, sellers and tenants of properties;

•	vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

•	increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

•	civil unrest, acts of war, terrorist attacks and natural disasters, including earthquakes and floods, which may result in uninsured or underinsured losses;

•	decreases in the underlying value of our real estate;

•	changing submarket demographics; and

•	changing traffic patterns.

In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

The real estate investments made, and to be made, by us are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, such as the current economic downturn, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

In addition, the Code imposes restrictions on a REIT’s ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. The amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flow would be adversely impacted, and our ability to pay any expected dividends to our stockholders could be adversely affected.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up such contamination and liability for harm to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Additionally, we possess Phase I Environmental Site Assessments for all of the properties in our portfolio. However, the assessments are limited in scope (e.g., they do not generally include soil sampling, subsurface investigations, hazardous materials surveys or lead-based paint inspections or asbestos inspections) and may have failed to identify all environmental conditions or concerns. Furthermore, the Phase I Environmental Site Assessment reports for all of the properties in our portfolio are limited to the information available to the licensed site professional at the time of the investigation, and, as such, may not disclose all potential or existing environmental contamination liabilities at the properties in our portfolio arising after the date of such investigation. As a result, we could potentially incur material liability for these issues, which could adversely impact our financial condition, results of operations, cash flow and the per share trading price of our common stock. Some of the Phase I Environmental Site Assessments in our possession indicate the possibility of lead-based paint and asbestos containing materials located on and within buildings on some of our properties and polychlorinated biphenyl-containing electrical transformers located or adjacent to some of our properties. However, management believes that the potential liabilities resulting from removing these items would be immaterial.

As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials (e.g., asbestos or lead) or other adverse conditions (e.g., poor indoor air quality) in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties (e.g., occupants of the buildings) for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant’s ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us.

We cannot assure you that costs or liabilities incurred as a result of environmental issues will not affect our ability to make distributions to you or that such costs or other remedial measures will not have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

The properties in our portfolio are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief. Our failure to obtain such permits, licenses and zoning relief or to comply with applicable laws could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

In addition, federal and state laws and regulations, including laws such as the Americans with Disabilities Act (the “ADA”) and the Fair Housing Amendment Act of 1988 (the “FHAA”), impose further restrictions on our properties and operations. Under the ADA and the FHAA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA or the FHAA. If one or more of the properties in our portfolio is not in compliance with the ADA, the FHAA or any other regulatory requirements, we may be required to incur additional costs to bring the property into compliance and we might incur governmental fines or the award of damages to private litigants. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow and per share trading price of our common stock.

Risks Related to Our Organizational Structure

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our stockholders.

Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our Operating Partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Virginia law and the Partnership Agreement of our Operating Partnership in connection with the management of our Operating Partnership. Our fiduciary duties and obligations as the general partner of our Operating Partnership may come into conflict with the duties of our directors and officers to our company.

Under Virginia law, a general partner of a Virginia limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the Partnership Agreement or Virginia law consistently with the obligation of good faith and fair dealing. The Partnership Agreement provides that, in the event of a conflict between the interests of our Operating Partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our Operating Partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the Operating Partnership under its Partnership Agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our Operating Partnership, owe to the Operating Partnership and its partners.

Additionally, the Partnership Agreement provides that we will not be liable to the Operating Partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Operating Partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our Operating Partnership must indemnify us, our directors and officers, officers of our Operating Partnership and our designees from and against any and all claims that relate to the operations of our Operating Partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the Partnership Agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our Operating Partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our Operating Partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the Partnership Agreement) or if the person is found to be liable to our Operating Partnership on any portion of any claim in the action.

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Our charter contains certain Ownership Limits with respect to our stock. Our charter, subject to certain exceptions, authorizes our board of directors to take such actions as it determines are advisable to preserve our qualification as a REIT. Our charter also prohibits the actual, beneficial or constructive ownership by any person of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from these Ownership Limits if certain conditions are satisfied. See “Description of Securities—Restrictions on Ownership and Transfer.” The restrictions on ownership and transfer of our stock may:

•	discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; or

•	result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval. Our board of directors, without stockholder approval, has the power under our charter to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the terms of such newly classified or reclassified shares. See “Description of Securities—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.” As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest.

Certain provisions of Maryland law could inhibit changes in control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interest. Certain provisions of the Maryland General Corporation Law (the “MGCL”), may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose fair price and/or supermajority and stockholder voting requirements on these combinations; and

•	“control share” provisions that provide that “control shares” of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have opted out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors and, in the case of the control share provisions, by a provision in our bylaws. However, we cannot assure you that our board of directors will not opt to be subject to such business combination and control share provisions of the MGCL in the future.

Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which are not currently applicable to us. These provisions may have the effect of limiting or precluding a third party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect, at such time as we become eligible to do so, to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. See “Material Provisions of Maryland Law and of Our Charter and Bylaws.”

We may pursue less vigorous enforcement of terms of the contribution and subscription agreements or purchase and sale agreements with members of our management and our affiliates because of our dependence on them and conflicts of interest.

Mr. Wheeler has in the past and may in the future be a party, whether directly or indirectly, to contribution and subscription agreements or purchase and sale agreements with us pursuant to which we acquired or will acquire interests in properties and assets. In addition, our other executive officers are parties to employment agreements with us. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with members of our management and their affiliates, which could negatively impact our stockholders.

Our board of directors may change our investment and financing policies without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

Our investment and financing policies are exclusively determined by our board of directors. Accordingly, our stockholders do not control these policies. Further, while we have agreed with our underwriters that our board of directors will review our ratio of debt to total capital on a quarterly basis, with the goal of maintaining a reasonable rate consistent with our expected ratio of debt to total market capitalization going forward, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged which could result in an increase in our debt service. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

As permitted by Maryland law, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist. Accordingly, in the event that actions taken in good faith by any of our directors or officers impede the performance of our company, your ability to recover damages from such director or officer will be limited.

We are a holding company with no direct operations and, as such, we will rely on funds received from our Operating Partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our Operating Partnership and its subsidiaries.

We are a holding company and will conduct substantially all of our operations through our Operating Partnership. We do not have, apart from an interest in our Operating Partnership, any independent operations. As a result, we will rely on distributions from our Operating Partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our Operating Partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our Operating Partnership. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our Operating Partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our Operating Partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our Operating Partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our Operating Partnership may issue additional partnership units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our Operating Partnership and would have a dilutive effect on the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders.

We currently own 85.26% of the outstanding common units, and we may, in connection with our acquisition of properties or otherwise, issue additional partnership units to third parties. Such issuances would reduce our ownership percentage in our Operating Partnership and affect the amount of distributions made to us by our Operating Partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own partnership units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our Operating Partnership.

Loss of our exemption from regulation pursuant to the Investment Company Act of 1940 would adversely affect us.

We conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940 (the “1940 Act”) in reliance on the exemption provided by Section 3(c)(5)(C) of the 1940 Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus “real estate-related assets.” If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced. Our business will be materially and adversely affected if we fail to qualify for this exemption from regulation pursuant to the 1940 Act.

Risks Related to Our Status as a REIT

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our common stock.

We have elected to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. We have not requested and do not plan to request a ruling from the Internal Revenue Service (the “IRS”) that we qualify as a REIT, and the statements in the prospectus are not binding on the IRS or any court. Therefore, we cannot assure you that we will continue to qualify as a REIT, or that we will remain qualified as such in the future. If we lose our REIT status, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified.

Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we will not be required to make distributions to our stockholders. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and could materially and adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Code, or the Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the ownership of our stock, requirements regarding the composition of our assets and a requirement that at least 95% of our gross income in any year must be derived from qualifying sources, such as “rents from real property.” Also, we must make distributions to stockholders aggregating annually at least 90% of our REIT taxable income, excluding net capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may materially adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

Even if we continue to qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local income, property and excise taxes on our income or property and, in certain cases, a 100% penalty tax, in the event we sell property as a dealer. In addition, our taxable REIT subsidiaries will be subject to tax as regular corporations in the jurisdictions they operate.

If our Operating Partnership fails to continue to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

We believe that our Operating Partnership will continue to be treated as a partnership for federal income tax purposes. As a partnership, our Operating Partnership will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our Operating Partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to continue to qualify as a REIT. Also, the failure of our Operating Partnership or any subsidiary partnerships to continue to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, which could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

To continue to qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market’s perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could adversely affect our financial condition, results of operations, cash flow and per share trading price of our common stock.

We may in the future choose to pay dividends in our common stock, in which case you may be required to pay tax in excess of the cash you receive.

We may distribute taxable dividends that are payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such dividends in excess of the cash received. If a U.S. stockholder sells the stock it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. For more information on the tax consequences of distributions with respect to our common stock, see “Federal Income Tax Considerations.” Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on dividends, such sales may have an adverse effect on the per share trading price of our common stock.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for the 20% rate. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the 20% rate continues to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the per share trading price of our common stock.

The tax imposed on REITs engaging in “prohibited transactions” may limit our ability to engage in transactions that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% penalty tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Although we do not intend to hold any properties that would be characterized as held for sale to customers in the ordinary course of our business, unless a sale or disposition qualifies under certain statutory safe harbors, such characterization is a factual determination and no guarantee can be given that the IRS would agree with our characterization of our properties or that we will always be able to make use of the available safe harbors.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; or (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Legislative or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the federal income tax consequences of such qualification.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, including proposals in draft legislation contained in the Tax Reform Act of 2014, with or without retroactive application, could adversely affect our investors or us. We cannot predict how changes in the tax laws might affect our investors or us. New legislation, Treasury Regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify as a REIT or the federal income tax consequences of such qualification.

Risks Related to this Offering

The Series B Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on our Series B Preferred Stock (and other securities ranking on parity with the

Series B Preferred Stock) only after all of our indebtedness and other liabilities have been paid. The rights of holders of such preferred stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue the ranks senior to the Series B Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series B Preferred Stock then outstanding.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series B Preferred Stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series B Preferred Stock and may result in dilution to owners of the Series B Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing the servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series B Preferred Stock will bear the risk of our future offerings reducing the market price of the Series B Preferred Stock and diluting the value of their holdings in us.

The Series B Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series B Preferred Stock, and the Series B Preferred Stock may never be rated. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Series B Preferred Stock or that we may elect to obtain a rating or our Series B Preferred Stock in the future. Furthermore, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Series B Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series B Preferred Stock.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series B Preferred Stock. In addition, ratings do not reflect market prices or suitability or a security for a particular investor and any future rating of the Series B Preferred Stock may not reflect all risks related to us and our business, or the structure or market value of the Series B Preferred Stock.

We may issue additional shares of Series B Preferred Stock or additional series of preferred stock that rank senior to or on parity with the Series B Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

We are allowed to issue additional share of Series B Preferred Stock and additional series of preferred stock that could rank senior to or on parity with the Series B Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs, without any shareholder consent. The issuance of additional share of Series B Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series B Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series B Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series B Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.

Future issuances and sales of Series B Preferred Stock or other preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series B Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Our estimated cash available for distribution is insufficient to cover our anticipated annual dividends and distributions paid from sources other than our cash flow from operations, particularly proceeds of this offering, will result in us having fewer funds available for the acquisition of properties, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

We expect that our operating cash flow will be insufficient to cover our anticipated initial monthly distributions to stockholders. See “Distribution Policy.” We have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties, we will not generate sufficient cash flow from operations to pay distributions. Our inability to acquire properties may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings or sales of additional securities, to fund distributions, we will continue to use the proceeds from this offering. Moreover, our board of directors may change this policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering and organization expenses in connection with this offering.

By funding distributions, in part, from the proceeds of this offering, we will have less funds available for acquiring properties. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of the offerings may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you, any or all of which may have an adverse effect on your investment.

We may not be able to pay dividends or other distributions on the Series B Preferred Stock.

There can be no guarantee that we will have sufficient cash to pay dividends on the Series B Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance or our REIT qualification and other factors as our board of directors may deem relevant from time to time. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, including the Series B Preferred Stock offered by this prospectus, to pay our indebtedness or to fund out other liquidity needs.

The market price of the Series B Preferred Stock and the Warrants could be substantially affected by various factors.

The market price of the Series B Preferred Stock and the Warrants will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the market prices of such securities;

•	trading prices of securities issued by REITS and other similar companies;

•	the annual yield from distributions on our Series B Preferred Stock and common stock, as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	the financial condition, performance and prospects of our company and our competitors;

•	changes in financial estimates or recommendations by securities analysts with respect to our company, our competitors or our industry;

•	our issuance of additional preferred equity or debt securities;

•	actual or anticipated variations in our quarterly operating results and those of our competitors; and

•	the underlying value of our common stock.

As a result of these and other factors, investors who purchase the Series B Preferred Stock and the Warrants in this offering may experience a decrease, which could be substantial and rapid, in the market price of the Series B Preferred Stock and/or the Warrants, including decreases unrelated to our operating performance or prospects.

CAUTIONARY STATEMENT

REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including discussion and analysis of our financial condition, anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our shareholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on its knowledge and understanding of our business and industry. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “potential,” “predicts,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or the negative of such terms and variations of these words and similar expressions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. You are cautioned to not place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of prospectus. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, except as required by applicable law. Factors that could cause actual results to differ materially from any forward-looking statements made in this prospectus include, among others:

•	the imposition of federal taxes if we fail to qualify as a REIT in any taxable year or forego an opportunity to ensure REIT status;

•	uncertainties related to the national economy, the real estate industry in general and in our specific markets;

•	legislative or regulatory changes, including changes to laws governing REITs;

•	adverse economic or real estate developments in Virginia, North Carolina, Florida, Georgia, Kentucky, South Carolina, Oklahoma, Tennessee and New Jersey;

•	increases in interest rates and operating costs;

•	inability to generate cash flow to service our outstanding indebtedness;

•	inability to obtain necessary outside financing;

•	litigation risks;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	inability to find tenants to fill existing vacant space;

•	inability to obtain new tenants upon the expiration of existing leases;

•	inability to generate sufficient cash flows due to market conditions, competition, uninsured losses, changes in tax or other applicable laws; and

•	the need to fund tenant improvements or other capital expenditures out of operating cash flow.

These forward-looking statements should be read in light of these factors and additional factors listed under the heading “Risk Factors” on page 34.

ESTIMATED USE OF PROCEEDS

After deducting underwriting fees and commissions and estimated expenses of this offering, we expect net proceeds from this offering of approximately $16,550,000.

We intend to contribute the net proceeds of this offering to our Operating Partnership in exchange for common units and our Operating Partnership will use the net proceeds received from us as described below:

•	approximately $3,400,000 for the Contemplated Acquisitions; and

•	approximately $13,150,000 for other future acquisitions and general working capital.

Further, we anticipate using a portion of the proceeds to pay future dividends. In addition, we anticipate using a portion of the proceeds of the offering to acquire the Contemplated Acquisitions as described below:

Property	Estimated Acquisition Fees and Costs (1)	Location	Year Built/ Renovated	Number of Tenants	Net Rentable Square Feet	Percentage Leased	Annualized Base Rent	Annualized Base Rent per Leased Square Foot (2)
Brook Run	$384,000	Richmond, VA	1990	19	147,738	92.1%	$1,620,235	$11.91
Northeast Plaza	98,000	Lumberton, NC	2000	9	54,511	95.4	474,690	9.13

Total				28	202,249	93.0%	2,094,925	11.16

(1)	Represents the estimated fees and costs associated with due diligence, accounting, legal and other professional services required to close the acquisition.
(2)	Annualized base rent per leased square foot includes the impact of tenant concessions.

Brook Run

We have the option to acquire Brook Run by exercising our rights under a contribution and subscription agreement we expect to enter into with the property’s owners for an aggregate purchase price of $19,196,850, which includes the assumption of approximately $16,704,800 in debt. The Contribution and Subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property. Jon Wheeler is the managing member of the entity that currently owns Brook Run and owns 2.1% of such entity. We have not used the proceeds from our last offering to acquire Brook Run because we have not yet completed the loan assumption process.

Brook Run is a 147,738 square foot community shopping center built in 1990 and anchored by a Martin’s grocery store. The property is located in Richmond, Virginia and is occupied by 19 primarily retail and restaurant tenants.

Martin’s

Martin’s leases 58,473 square feet of net rentable square feet, representing 39.58% of the net rentable square feet of Brook Run.

Annual rent under the Martin’s lease is $497,021.

The Martin’s lease expires on August 31, 2015 and has four remaining renewal options for five years.

Fitness Evolution

Fitness Evolution leases 32,000 square feet of net rentable square feet, representing 21.66% of the net rentable square feet of Brook Run.

Annual rent under the Fitness Evolution lease is $316,000.

The Fitness Evolution lease expires on January 31, 2023 and has four remaining renewal option for five years.

Northeast Plaza

We have the option to acquire Northeast Plaza by exercising our rights under a contribution and subscription agreement we expect to enter into with the property’s owners for a total purchase price of $4,894,700, which includes the assumption of $3,182,900 in debt. The Contribution and Subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property. Jon Wheeler is the managing member of the entity that currently owns Northeast Plaza and owns 4.5% of such entity. We did not use the proceeds from our last offering to acquire Northeast Plaza because we have not yet completed the loan assumption process.

Northeast Plaza is a 54,511 square foot neighborhood shopping center built in 2000 and anchored by a Food Lion. The property is located in Lumberton, North Carolina and is occupied by 9 primarily retail and restaurant tenants.

Food Lion

Food Lion leases 33,000 square feet of net rentable square feet, representing 60.54% of the net rentable square feet of Northeast Plaza.

Annual rent under the Food Lion lease is $292,050.

The Food Lion lease expires on December 12, 2020 and has four remaining renewal options for five years.

Dollar General

Dollar General leases 9,200 square feet of net rentable square feet, representing 16.88% of the net rentable square feet of Northeast Plaza.

Annual rent under the Dollar General lease is $50,000.

The Dollar General lease expires on January 31, 2015 and has one remaining renewal option for five years.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Financial Statements

The following unaudited pro forma condensed consolidated financial statements set forth on a pro forma basis for our company giving effect to this offering, the 2014 Completed Acquisitions and the Contemplated Acquisitions as described elsewhere in this Prospectus and the pro forma impact of acquisitions completed during 2013. You should read the following unaudited pro forma condensed consolidated financial statements in conjunction with our financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our December 31, 2013 Annual Report on Form 10-K (“2013 Form 10-K”) filed with the SEC on March 21, 2014 and in our June 30, 2014 Quarterly Report on Form 10-Q (“June 2014 Form 10-Q”) filed with the SEC on August 14, 2014. Additionally, you should refer to financial information filed in relation to the property acquisitions as required under Rule 3-14 of Regulation S-X as promulgated by the SEC that are included within this Prospectus or have been incorporated by reference herein.

The following summarizes those properties that make up the 2014 Completed Acquisitions and the Contemplated Acquisitions which are described in more detail elsewhere in this Prospectus.

2014 Completed Acquisitions:

•	Cypress Shopping Center (Boiling Springs, SC)—acquired July 1, 2014

•	Harrodsburg Marketplace Shopping Center (Harrodsburg, KY)—acquired July 1, 2014

•	Port Crossing Shopping Center (Harrisonburg, VA)—acquired July 3, 2014

•	LaGrange Marketplace Shopping Center (LaGrange, GA)—acquired July 25, 2014

•	DF 1-Courtland, LLC (Courtland, VA) (1)—acquired on August 15, 2014

•	DF 1-Moyock, LLC (Moyock, NC) (1)—acquired on August 15, 2014

•	Edenton Commons (Edenton, NC) (1)—acquired on August 15, 2014

•	Freeway Junction Shopping Center (Stockbridge, GA)—acquired September 4, 2014

Contemplated Acquisitions:

•	Brook Run Shopping Center (Richmond, VA)

•	Northeast Plaza Shopping Center (Lumberton, NC)

(1)	Represents undeveloped real estate.

The following properties were acquired during 2013 (“2013 Acquisitions”) and are described in more detail in our 2013 Form 10-K:

•	Bixby Commons Shopping Center (Bixby, OK)—acquired June 11, 2013

•	Tampa Festival (Tampa, FL)—acquired August 27, 2013

•	Forrest Gallery (Tullahoma, TN)—acquired August 29, 2013

•	Jenks Reasor’s Shopping Center (Jenks, OK)—acquired September 24, 2013

•	Starbucks/Verizon Retail Center (Virginia Beach, VA)—acquired October 21, 2013

•	Jenks Plaza (Jenks, OK)—acquired December 17, 2013

•	Winslow Plaza (Sicklerville, NJ)—acquired December 19, 2013

•	Clover Plaza (Clover, SC)—acquired December 23, 2013

•	St. George Plaza (St. George, SC)—acquired December 23, 2013

•	South Square (Lancaster, SC)—acquired December 23, 2013

•	Waterway Plaza (Little River, SC)—acquired December 23, 2013

•	Westland Square (West Columbia, SC)—acquired December 23, 2013

The 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions, as defined above, have been accounted for as an acquisition under the purchase accounting method and recognized at the estimated preliminary fair value of acquired assets and assumed liabilities on the date of such contribution or acquisition. The preliminary estimated fair value of these assets and liabilities has been allocated in accordance with Accounting Standards Codification (“ASC”) section 805-10, Business Combinations. Our methodology of allocating the cost of acquisitions to assets acquired and liabilities assumed is based on estimated fair values, replacement cost and appraised values. We estimated the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible lease assets and liabilities (consisting of acquired above-market leases, acquired in-place lease value and acquired below-market leases) and assumed debt.

The values allocated to leasing commissions, legal and marketing fees associated with replacing existing leases, tenant relationships and in-place leases are amortized over the related lease term and reflected as depreciation and amortization. The value of above- and below-market in place leases are amortized over the related lease term and reflected as either an increase (for below-market leases) or a decrease (for above-market leases) to rental income. The fair value of the debt assumed is determined using current market interest rates for comparable debt financings. The estimated purchase price of the acquired properties for pro forma purposes is based on a relative equity evaluation analysis of the properties which incorporates cash flows and outstanding mortgage debt of the properties.

The following unaudited pro forma condensed consolidated financial information sets forth:

•	the condensed consolidated financial information of our company as of and for the six months ended June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q;

•	the condensed consolidated financial information of our company as of and for the year ended December 31, 2013 as provided in our financial statements included in our 2013 Form 10-K;

•	pro forma adjustments related to this offering as if the transactions were completed as of June 30, 2014 for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2013 for purposes of the unaudited pro forma condensed consolidated statement of operations;

•	the estimated preliminary fair value balance sheet for the 2014 Completed Acquisitions and the Contemplated Acquisitions as of June 30, 2014 and their estimated pro forma results of operations for the six months ended June 30, 2014 and the year ended December 31, 2013 (audited, if applicable); and

•	the estimated pro forma results of operations for the year ended December 31, 2013 (audited, if applicable) of the 2013 Acquisitions.

The Bixby Commons, Jenks Reasor’s and Starbucks/Verizon acquisitions have been reflected in the pro forma balance sheet and the estimated pro forma results of operations for the six months ended June 30, 2014. However, the incremental pro forma impact of these acquisitions on operations has been excluded from the pro forma statement of operations for the year ended December 31, 2013 due to the limited operating history for these properties as discussed below.

The Bixby Commons Shopping Center, a 75,000 square foot shopping center located in Bixby, Oklahoma, was purchased by the company on June 11, 2013 for approximately $10.6 million. In conjunction with this acquisition, we raised $4.16 million in net proceeds in a preferred stock offering. The property is leased to Associated Wholesale Grocers (AWG) who in turn subleases 100% of the property to a Reasor’s Foods grocery store. The property was originally leased to AWG pursuant to a Build and Lease Agreement between AWG and the seller, a wholly-owned subsidiary of AWG. Construction of the property was completed during late 2012 and Reasor’s Foods opened their store during November 2012. Accordingly, there is limited third party operating history for the property.

The company acquired Jenks Reasor’s, an 81,000 square foot free-standing retail property located in Jenks, Oklahoma, on September 24, 2013 for a purchase price of approximately $11.4 million through a sales-leaseback transaction with AWG. The property was built in 2011. The property is subleased to a Reasor’s Foods grocery store under a 20 year, triple-net operating lease expiring in 2033 and subject to annual rental payments of $912,000. Under the lease agreement, Reasor’s is responsible for all expenses associated with the property, including taxes, insurance, roof and structure. Due the nature of the relationship between AWG and Reasor’s, there is limited third party operating history available.

The company acquired Starbucks/Verizon, a 5,600 square foot free standing retail property located in Virginia Beach, Virginia, on October 21, 2013 for a purchase price of approximately $1.4 million. The property was built in 1985 and underwent significant renovations in 2012. The property is 100% leased by Starbucks Coffee and Verizon Wireless, who occupy 2,165 square feet and 3,435 square feet, respectively. Under the initial terms, Starbucks’ lease will expire in 2023 with three five-year options to renew, while Verizon Wireless’ lease will expire in 2022 and will also offer three five-year options to renew. Since the property was significantly renovated in late 2012 and the Starbucks and Verizon leases did not begin until October 2012, there is limited operating history available.

The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2014, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2013, nor does it purport to represent the future results of operations of the company.

The properties making up the 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions (including Bixby Commons, Jenks Reasor’s and Starbucks/Verizon) may be reassessed for property tax purposes. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past. Given the uncertainty of the amounts involved, we have not included any property tax increase in our pro forma financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

June 30, 2014

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	This Offering	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(1)	(2)	(3)	(3)	(4)
ASSETS:
Investment properties, net at cost	$100,553,283	$—	$34,520,600	$20,759,200	$—	$155,833,083
Cash and cash equivalents	16,243,867	13,500,000	(9,310,800)	(3,397,000)	—	17,036,067
Rents and other tenant receivables, net	1,663,027	—	255,700	935,000	—	2,853,727
Deferred costs and other assets	21,692,120	—	5,781,700	2,663,100	—	30,136,920

Total Assets	$140,152,297	$13,500,000	$31,247,200	$20,960,300	$—	$205,859,797

LIABILITIES:
Mortgages and other indebtedness	$95,236,145	$—	$30,419,500	$19,887,700	$—	$145,543,345
(Above)/Below market lease intangible, net	2,610,379	—	(849,400)	(54,200)	—	1,706,779
Accounts payable, accrued expenses and other liabilities	3,361,048	—	440,300	1,126,800	—	4,928,148

Total Liabilities	101,207,572	—	30,010,400	20,960,300	—	152,178,272

EQUITY:
Series A convertible preferred stock (no par value, 4,500 shares authorized, 1,809 shares issued and outstanding)	1,458,050	—	—	—	—	1,458,050
Series B convertible preferred stock (no par value, 3,000,000 shares authorized, 1,428,000 shares issued and outstanding)	18,738,515	13,500,000	—	—	—	32,238,515
Common stock ($0.01 par value, 75,000,000 shares authorized, 7,421,852 shares issued and outstanding)	74,218	—	—	—	—	74,218
Additional paid-in capital	28,092,906	—	—	—	(1,209,853)	26,883,053
Accumulated deficit	(16,274,152)	—	—	—	—	(16,274,152)

Total Shareholders’ Equity	32,089,537	13,500,000	—	—	(1,209,853)	44,379,684
Noncontrolling interests	6,855,188	—	1,236,800	—	1,209,853	9,301,841

Total Equity	38,944,725	13,500,000	1,236,800	—	—	53,681,525

Total Liabilities and Equity	$140,152,297	$13,500,000	$31,247,200	$20,960,300	$—	$205,859,797

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Six Months Ended June 30, 2014

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(5)	(6)	(7)	(8)
REVENUE:
Rental revenues	$5,948,100	$1,564,400	$1,026,000	$(179,900)	$8,358,600
Other revenues	1,349,746	336,800	177,600	—	1,864,146

Total Revenue	7,297,846	1,901,200	1,203,600	(179,900)	10,222,746

OPERATING EXPENSES:
Property operations	1,832,219	517,000	371,400	—	2,720,619
Depreciation and amortization	3,521,546	—	—	2,235,600	5,757,146
Provision for credit losses	(28,032)	—	—	—	(28,032)
Corporate general & administrative	2,217,867	86,900	29,700	—	2,334,467

Total Operating Expenses	7,543,600	603,900	401,100	2,235,600	10,784,200

Operating Income (Loss)	(245,754)	1,297,300	802,500	(2,415,500)	(561,454)
Interest expense	(2,905,575)	—	—	(1,162,000)	(4,067,575)

Net Income (Loss)	$(3,151,329)	$1,297,300	$802,500	$(3,577,500)	(4,629,029)

Less: Net loss attributable to noncontrolling interests					(783,900	)(14)

Net Loss Attributable to Wheeler REIT					(3,845,129)
Pro forma preferred stock dividends					(1,889,300	) (15)

Net Loss Attributable to Wheeler REIT Common Shareholders					$(5,734,429)

Loss per share:
Basic and Diluted					$(0.79)

Weighted-average number of shares:
Basic and Diluted					7,258,068

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Year Ended December 31, 2013

		Pro Forma Transactions
	WHLR, Inc. & Subsidiaries	2013 Acquisitions	2014 Completed Acquisitions	Contemplated Acquisitions	Other Pro Forma Transactions	WHLR, Inc. & Subsidiaries Consolidated Pro Forma
	(9)	(10)	(11)	(12)	(13)
REVENUE:
Rental revenues	$7,158,549	$3,930,000	$3,184,100	$2,130,500	$(663,200)	$15,739,949
Other revenues	1,548,943	847,600	726,100	474,700	—	3,597,343

Total Revenue	8,707,492	4,777,600	3,910,200	2,605,200	(663,200)	19,337,292

OPERATING EXPENSES:
Property operations	1,713,957	1,484,200	913,400	642,300	—	4,753,857
Depreciation and amortization	3,466,957	—	—	—	8,441,400	11,908,357
Provision for credit losses	106,828	—	—	—	—	106,828
Corporate general & administrative	5,297,166	163,600	155,800	73,300	—	5,689,866

Total Operating Expenses	10,584,908	1,647,800	1,069,200	715,600	8,441,400	22,458,908

Operating Income (Loss)	(1,877,416)	3,129,800	2,841,000	1,889,600	(9,104,600)	(3,121,616)
Interest expense	(2,497,810)	—	—	—	(4,911,900)	(7,409,710)

Net Income (Loss)	$(4,375,226)	$3,129,800	$2,841,000	$1,889,600	$(14,016,500)	(10,531,326)

Less: Net loss attributable to noncontrolling interests						(1,664,200	) (14)

Net Loss Attributable to Wheeler REIT						(8,867,126)
Pro forma preferred stock dividends						(3,778,600	) (15)

Net Loss Attributable to Wheeler REIT Common Shareholders						$(12,645,726)

Loss per share:
Basic and Diluted						$(2.74)

Weighted-average number of shares:
Basic and Diluted						4,620,600

See accompanying notes and management’s assumptions to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes and Management’s Assumptions to Unaudited Pro Forma

Condensed Consolidated Financial Statements

A. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements are presented to reflect:

•	the effect of closing this offering, assuming we issue 600,000 shares of no par value Series B Preferred Stock estimated to be issued at $25 per share for the purposes of these pro formas;

•	using approximately $12.7 million of cash on hand and proceeds from this offering for the 2014 Completed Acquisitions and the Contemplated Acquisitions;

•	the preliminary estimated fair value for the 2014 Completed Acquisitions and the Contemplated Acquisitions as of June 30, 2014 as accounted for under the purchase method of accounting in accordance with ASC Section 805, Business Combinations; and

•	the pro forma impact on operations for the 2014 Completed Acquisitions, the Contemplated Acquisitions and the 2013 Acquisitions assuming they were acquired on January 1, 2013.

As previously disclosed, the pro forma financial statements for the year ended December 31, 2013 exclude the full year’s impact on operations of acquiring Bixby Commons, Jenks Reasor’s and Starbucks/Verizon.

The unaudited pro forma condensed consolidated balance sheet assumes the transactions described above occurred on June 30, 2014. The unaudited pro forma condensed consolidated statement of operations assumes the transactions described above occurred on January 1, 2013. The unaudited pro forma condensed consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the transactions referred to above occurred on June 30, 2014, nor does it purport to represent the future financial position of the company. The unaudited pro forma condensed consolidated statement of operations is presented for illustrative purposes only and is not necessarily indicative of what the actual results of operations would have been had the transactions referred to above occurred on January 1, 2013, nor does it purport to represent the future results of operations of the company. In the opinion of management, all material adjustments have been made to reflect the effects of transactions referred to above.

B. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

(1)	Represents the consolidated financial information of our company as of June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q.

(2)	Represents the estimated impact of issuing 600,000 shares of Series B Preferred Stock estimated to be issued at $25 per share for the purposes of these pro formas, net of estimated offering costs.

Estimated gross proceeds from the sale of 600,000 shares of Series B convertible preferred stock at $25 per share	$15,000,000
Less: Placement fee and other estimated offering costs incurred (a)	(1,500,000)

Estimated net cash proceeds from common stock and preferred stock offerings	$13,500,000

a.	Represents the estimated underwriter placement fee, legal, and other offering costs incurred prior to and at closing of the offering.

(3)

Represents the preliminary estimated fair values related to the anticipated acquisition of the 2014 Completed Acquisitions and the Contemplated Acquisitions. The amounts presented reflect the initial allocation of the preliminary estimated fair values and will be finalized subsequent to consummation of the transactions. The following summarizes the estimated consideration to be paid and the preliminary estimated fair values of assets to be acquired and liabilities to be assumed in conjunction with the company acquiring the 2014 Completed Acquisitions and the Contemplated Acquisitions, along with a description of the methods used to estimate fair value. In estimating fair values, we considered many factors including, but not limited to, cash flows, market cap rates, location, occupancy rates, appraisals, other acquisitions and our knowledge of the current acquisition market for similar properties.

	2014 Completed Acquisitions	Contemplated Acquisitions
Preliminary estimated fair value of assets acquired and liabilities assumed:
Investment property (a)	$34,520,600	$20,759,200
Tenant and other receivables and other assets (b)	255,700	935,000
Other lease intangibles (c)	5,781,700	2,663,100
Mortgage debt (d)	(30,419,500)	(19,887,700)
Accounts payable, accrued expenses and other liabilities (e)	(440,300)	(1,126,800)
Above/(below) market leases (f)	849,400	54,200

Estimated fair value of net assets acquired	$10,547,600	$3,397,000

Estimated purchase consideration:
Estimated consideration paid with common units	$1,236,800	$—
Estimated consideration paid with cash	9,310,800	3,397,000

Total estimated consideration (g)	$10,547,600	$3,397,000

a.	Represents the preliminary estimated fair value of the net investment properties acquired which includes land, buildings, site improvements and tenant improvements. The fair value was estimated using following approaches:

i.	the market approach valuation methodology for land by considering similar transactions in the markets;

ii.	a combination of the cost approach and income approach valuation methodologies for buildings, including replacement cost evaluations, “go dark” analyses and residual calculations incorporating the land values;

iii.	the cost approach valuation methodology for site and tenant improvements, including replacement costs and prevailing quoted market rates; and

iv.	the income approach valuation methodology for in place leases which considered estimated market rental rates, expenses reimbursements and time required to replace leases.

b.	Represents the preliminary estimated fair value of tenant and other receivables and other assets. It was determined that carrying value approximated fair value for all amounts in these categories.

c.	Represents the preliminary estimated fair value of other lease intangibles which includes leasing commissions, legal and marketing fees associated with replacing existing leases, tenant relationships and in-place lease values. The income approach was used to estimate the fair value of these intangible assets which included estimated market rates and expenses.

d.	Represents the preliminary estimated fair value of mortgages payable which was calculated by performing a discounted cash flow analysis on debt service using current prevailing market interest on comparable debt.

e.	Represents the preliminary estimated fair value of accounts, accrued expenses and other liabilities. It was determined that carrying value approximated fair value for all amounts in these categories.

f.	Represents the preliminary estimated fair value of above/(below) market leases. The income approach was used to estimate the fair value of above/(below) market leases using market rental rates for similar properties.

g.	Represents the preliminary estimated purchase consideration to be paid for the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(4)	Represents the following pro forma transactions:

a.	The reallocation to the noncontrolling interest based on approximately 2,706,151 ownership units in the Operating Partnership purchased by our company to facilitate closing the 2014 Completed Acquisitions and the Contemplated Acquisitions. This increase in our company’s ownership of the Operating Partnership will result in a noncontrolling interest percentage of 14.71%, requiring a reallocation of $1,209,853.

C. Management’s Assumptions to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

(5)	Represents the consolidated results of operations of our company for the six months ended June 30, 2014 as provided in our financial statements included in our June 2014 Form 10-Q.

(6)	Represents the estimated pro forma impact of the 2014 Completed Acquisitions on operations for the six months ended June 30, 2014.

(7)	Represents the estimated pro forma impact of the Contemplated Acquisitions on operations for the six months ended June 30, 2014.

(8)	Represents the estimated impact on operations for the six months ended June 30, 2014 of additional depreciation and amortization and interest expense resulting from the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(9)	Represents the consolidated results of operations of our company for the year ended December 31, 2013 as provided in our financial statements included in our 2013 Form 10-K.

(10)	Represents the estimated incremental pro forma impact on operations for year ended December 31, 2013 of the 2013 Acquisitions, excluding Bixby Commons, Jenks Reasor’s and Starbucks/Verizon due to their limited third party operating history.

(11)	Represents the estimated pro forma impact of the 2014 Completed Acquisitions on operations for the year ended December 31, 2013.

(12)	Represents the estimated pro forma impact of the Contemplated Acquisitions on operations for the year ended December 31, 2013.

(13)	Represents the estimated impact on operations for the year ended December 31, 2013 of additional depreciation and amortization and interest expense resulting from the 2013 Acquisitions, the 2014 Completed Acquisitions and the Contemplated Acquisitions.

(14)	Represents the loss allocated to noncontrolling interests based on the new noncontrolling interest percentage of 14.71%.

(15)	Represents the $90/share dividends on the 1,809 shares of Series A Preferred Stock, the dividends on the 828,000 shares of Series B Preferred Stock issued in April 2014 (including shares issued in May 2014 as part of the over-allotment) at 9% per annum, the dividends on the Series B Preferred Stock to be issued in this offering at 9% per annum and the amortization of the estimated preferred stock discounts.

D. Other Financial Information

Unaudited pro forma Funds from Operations (“FFO”), which is a measurement not in accordance with accounting principles generally accepted in the United States (“GAAP”) or non-GAAP measurement, for the six months ended June 30, 2014 and the year ended December 31, 2013 is as follows:

	Six Months Ended June 30, 2014	Year Ended December 31, 2013
Net loss	$(4,629,029)	$(10,531,326)
Depreciation and amortization of real estate assets	5,757,146	11,908,357

Total FFO	$1,128,117	$1,377,031

We use FFO as an alternative measure of our operating performance, specifically as it relates to results of operations and liquidity. We compute FFO in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trust (“NAREIT”) in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Most industry analysts and equity REITs, including us, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income alone as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, while historically real estate values have risen or fallen with market conditions. Accordingly, we believe FFO provides a valuable alternative measurement tool to GAAP when presenting our operating results.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Acquisition of Portfolio Properties

Each portfolio property that we acquired through the Operating Partnership upon the completion of our initial public offering and the formation transactions and certain other properties subsequently acquired were owned directly or indirectly by partnerships, limited liability companies or corporations (the “ownership entities”) in which Jon S. Wheeler and his affiliates, certain of our other directors and executive officers and their affiliates and other third parties owned a direct or indirect interest (the “prior investors”). In connection with the acquisition of these ownership entities, the Operating Partnership entered into (1) contribution agreements with these prior investors, pursuant to which they contributed their interests in the ownership entities to the Operating Partnership and/or (2) purchase and sale agreements with the ownership entities. The prior investors, including Jon S. Wheeler and his affiliates, certain of our other directors and executive officers and their affiliates, received cash and/or common units in exchange for their interests in the ownership entities. The value of the consideration paid to each of the prior investors in the ownership entities, in each case, was based upon the terms of the applicable contribution agreements and/or purchase and sale agreements.

Portfolio Property or Contemplated Acquisition	Type (1)	Transaction Cost (2)	Related Person	Dollar Value of Related Person’s Interest (3)
Amscot Building	A	$1,133,589	Jon S. Wheeler Chairman & CEO		$470,312

Lumber River Village	A	$4,444,904	Jon S. Wheeler—Chairman & CEO		$101,974
			Ann L. McKinney—Director		$22,187
			Robin Hanisch—Secretary		$5,549

Monarch Bank Building	A	$2,775,352	Jon S. Wheeler—Chairman & CEO		$93,841

Perimeter Square	A	$7,250,592	Jon S. Wheeler—Chairman & CEO		$293,354

Riversedge North	A	$3,461,508	Jon S. Wheeler—Chairman & CEO		$145,776

Shoppes at Eagle Harbor	A	$5,777,350	Jon S. Wheeler—Chairman & CEO		$80,189
			Ann L. McKinney—Director		$13,364

Shoppes at TJ Maxx	A	$9,498,215	Jon S. Wheeler—Chairman & CEO		$121,998

Walnut Hill Plaza	A	$6,202,925	Jon S. Wheeler—Chairman & CEO		$430,440
			Ann L. McKinney—Director		$10,761
			Robin Hanisch—Secretary		$10,761

Surrey Plaza	A	$2,239,649	Jon S. Wheeler—Chairman & CEO		$22,650
			Ann L. McKinney—Director		$9,363
			Robin Hanisch—Secretary		$460

Starbucks/Verizon	A	$1,392,400	Jon S. Wheeler—Chairman & CEO		$104,950

Jenks Plaza	A	$1,742,000	Jon S. Wheeler—Chairman & CEO		$10,197

South Carolina Food Lions (Clover Plaza, St. George Plaza, South Square, Waterway Plaza, Westland Square)	A	$15,846,536	Jon S. Wheeler—Chairman & CEO Ann L. McKinney—Director Robin Hanisch—Secretary	$ $ $	371,435 7,846 1,962

Port Crossing	A	$9,311,422	Jon S. Wheeler—Chairman & CEO		$181,526
			Ann L. McKinney—Director		$44,742

Development Fund Properties (DF I-Courtland, LLC, DF I-Moyock, LLC Edenton Commons)	A		Jon S. Wheeler—Chairman & CEO Ann L. McKinney—Director	$ $	43,619 7,269

LaGrange Marketplace	A	$3,695,000	Jon S. Wheeler—Chairman & CEO		$128,032

Brook Run	B	$19,196,866	Jon S. Wheeler—Chairman & CEO		$34,241
			Ann L. McKinney—Director		$23,065

Northeast Plaza	B	$4,894,671	Jon S. Wheeler—Chairman & CEO		$88,015
			Ann L. McKinney—Director		$1,164

(1)	A = Completed Acquisition; B = Contemplated Acquisition
(2)	Includes the value of debt we assumed or entered into in certain of these transactions.
(3)	Jon S. Wheeler personally guaranteed some of the debt we assumed in these transactions. Upon our assumption of the debt at the closing of these transactions, Mr. Wheeler, in certain cases, was released from his guarantee and the Operating Partnership guaranteed the debt. The dollar value reflected does not reflect the release of Mr. Wheeler’s personal guarantee.

The Company did not obtain independent third-party appraisals before purchasing such properties.

For a discussion of the fees we pay to our Services Companies see page 18 of the prospectus.

MANAGEMENT

Information relating to our directors and executive officers has been incorporated by reference from our 2013 Form 10-K, and our Current Report on Form 8-K, filed on June 17, 2014. As described in such Current Report, Warren D. Harris was appointed to fill the vacancy created by the resignation of Sanjay Madhu as a director of our company. Mr. Harris’ biographical summary is as follows:

Warren D. Harris, age 57, is a member of the Company’s Board of Directors and a member of the Audit Committee of the Board of Directors. Mr. Harris is currently the Director of Economic Development for the City of Virginia Beach, Virginia. He was appointed to such position by the Virginia Beach City Manager in July 2007. His job responsibilities include expanding and diversifying the tax base, increasing per capita income and creating and retaining employment opportunities for the city. Mr. Harris received his undergraduate degree in Political Science from Hampton University and a master’s degree in Public Administration from Old Dominion University. Mr. Harris serves on the Board of Trustees at Norfolk Academy, Old Dominion University Center for Real Estate and Economic Development, Old Dominion University Real Estate Foundation, South Hampton Roads YMCA Metropolitan Board, the Norfolk Guardsmen, Inc., and the Virginia Economic Developers Association. The Company’s Board of Directors determined that he was independent based upon the listing standards established by the Nasdaq Stock Market.

BENEFCIAL OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which common units, warrants and Series B Preferred Stock are exchangeable for (1) each person who is the beneficial owner of 5% or more of our outstanding common stock, (2) each of our directors and named executive officers, and (3) all of our directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options or other rights (as set forth above) held by that person that are exercisable as of this filing or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. As of September 15, 2014, we had 48 stockholders of record. This number excludes our common shares owned by shareholders holding under nominee security position listings.

Unless otherwise indicated, the address of each named person is c/o Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Blvd., Suite 200, Virginia Beach, Virginia 23452.

	Number of Shares and Common Units Beneficially Owned		Percentage of All Shares(1)	Percentage of All Shares and Common Units(2)
Jon S. Wheeler	1,100,035	(3)	14.79%	11.57%
Steven M. Belote	7,669		*	*
Robin Hanisch	5,754	(4)	*	*
Carl B. McGowan, Jr.	4,969		*	*
Ann L. McKinney	19,575	(5)	*	*
Christopher J. Ettel	2,369		*	*
David Kelly	6,629		*	*
William W. King	3,369		*	*
Sanjay Madhu(6)	7,669		*	*
Jeffrey Zwerdling(7)	329,969		4.44%	3.47%
Warren D. Harris(8)	113		*	*
All directors, dirctor nominees and executive officers as a group (11 persons) (9)	1,488,120		20.00%	15.65%

*	Less than 1.0%
(1)	Based upon 7,439,531 shares of common stock outstanding on September 15, 2014. In addition, amounts for individuals assume that all common units, warrants or Series B Convertible Preferred Stock held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and executive officers as a group assume all common units, warrants or Series B Convertible Preferred Stock held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable, when the warrants are exercisable or when the Series B Convertible Preferred Stock is convertible. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock, none of the warrants held by other persons are exercised for shares of our common stock and none of the Series B Preferred Stock held by other persons is converted into shares of our common stock.

(2)	Based upon 7,439,531 shares of our common stock and 2,067,014 common units, which units may be redeemed for cash or, at our option, exchanged for shares of our common stock outstanding on September 15, 2014, subject to certain lock-up agreements.
(3)	Includes 705,338 shares of common stock and 394,697 common units.
(4)	Includes 2,569 shares of common stock and 3,185 common units.
(5)	Includes 4,955 shares of common stock and 14,620 common units.
(6)	Mr. Madhu resigned from his position as a Director on June 12, 2014.
(7)	Includes (i) 243,169 shares of common stock, (ii) an aggregate of 70,000 shares of common stock underlying 14,000 shares of Series B Convertible Preferred Stock that is currently convertible, and (iii) an aggregate of 16,800 shares of common stock underlying warrants that are currently exercisable.
(8)	Mr. Harris was appointed as a Director on June 13, 2014.
(9)	Includes 988,818 shares of common stock, 412,502 common units, 70,000 shares of common stock underlying 14,000 shares of Series B Convertible Stock and 16,800 shares of common stock underlying warrants.

DISTRIBUTION POLICY

We cannot assure you that our estimated distributions will be made or sustained. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors; including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations, restrictions under applicable law and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.”

As illustrated in the table below, the distributions we intend to pay during the twelve months following completion of the offering exceed projected cash flow available for distributions during that period. Eliminating this deficit will be conditional upon us successfully investing the proceeds from this offering. If we are unable to generate sufficient earnings to accommodate the distribution, a portion of our distributions may represent a return of capital for U.S. federal income tax purposes. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “Material U.S. Federal Income Tax Considerations.”

The following table describes our pro forma consolidated net income (loss) available to our equity owners for the twelve months ended June 30, 2014, and the adjustments that we have made thereto to estimate our initial cash available for distribution for the twelve months ending June 30, 2015. The table includes the estimated pro forma impact of the Jenks Reasor’s Shopping Center and the Starbucks/Verizon retail center that are excluded from the unaudited pro forma condensed consolidated financial information provided elsewhere in this prospectus.

Pro forma net loss for the twelve months ended December 31, 2013 (1)	$(10,531,326)
Less: Pro forma net loss for the six months ended June 30, 2013 (2)	4,193,346
Add: Pro forma net loss for the six months ended June 30, 2014 (1)	(4,629,029)

Pro forma net loss for the twelve months ended June 30, 2014 (1)	(10,967,009)

Add: Pro forma depreciation and amortization, including amortization of fair value adjustments	12,234,918
Add: Pro forma impact of Jenks Reasor’s and Starbucks/Verizon (3)	145,100
Add: Net increases in contractual rent income (4)	229,528
Less: Net decreases in contractual rent income due to lease expirations, assuming historical average retention (4)	(78,580)
Add: Pro forma impact of straight-line rent	153,025
Add: Pro forma impact of non-cash share-based compensation	145,000
Add: Pro forma non-cash provision for credit losses	40,893

Estimated cash provided by operating activities for the twelve months ending June 30, 2015	1,902,875
Estimated cash used in investing activities for the twelve months ending June 30, 2015 (5)	(282,033)
Estimated cash used in financing activities for the twelve months ending June 30, 2015 (6)	(4,964,258)

Estimated cash available for distribution for the twelve months ending June 30, 2015	(3,343,416)

Estimated annual distributions to stockholders and operating partnership unit holders (7)	3,985,324

Estimated difference between cash available for distribution and the estimated distributions for twelve months ending June 30, 2015 (8)	$(7,328,740)

Estimated annual distributions per share (9)	$0.42

Payout ratio based on estimated cash available for distribution (10)	(119)%

(1)	Represents the pro forma consolidated results of operations for the respective periods as presented in the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus. The pro forma net loss for the twelve month ending June 30, 2014 includes approximately $3.07 million of expenses related to 2013 Completed Acquisitions

(2)	Represents the actual results of operations for the six months ended June 30, 2013 plus the impact of pro forma adjustments related to the property 2013 Acquisitions, the 2014 Completed Acquisitions and the Contemplated Acquisitions.
(3)	The following table summarizes the estimated impact on cash available for distributions of the Jenks Reasor’s Shopping Center and the Starbucks/Verizon retail center. These acquisitions were excluded from the pro forma operating results for the year ended December 31, 2013 due to the limited third party operating history available for the properties. These estimates are based on existing leases that are either in place or part of the purchase contracts, contractual management fees that cannot be passed through to the tenants and loan agreements that have been executed or will be executed upon closing of the acquisitions.

	Jenks Reasor’s	Starbucks/Verizon	Total
Rental income	$202,900	$66,600	$269,500
Less:
Management fee expenses	4,000	3,300	7,300
Ground rent	—	23,200	23,200
Interest expense	80,900	13,000	93,900

Estimated net cash provided by operations	$118,000	$27,100	$145,100

(4)	Represents increased rent revenue generated from contractual scheduled rent adjustments and renewals for existing tenants, net of approximately $27,400 in leasing commissions to be paid by applying our standard 3% renewal commission rate to the estimated rent retained on renewals of $914,604 (per below). There were no additional vacancies during the past twelve months that would create a material decrease in pro forma rental income and the pro forma does not include the impact of any vacancies filled during the next twelve months. For leases expiring after June 30, 2014, assumes renewal probability based on historical average retention rate, as calculated in the following schedule:

	Year Ended December 31,			Total/ Weighted Average 2011-2013
	2011	2012	2013
Annualized base rent expiring in year	$460,535	$561,159	$761,003	$1,782,697
Annualized base rent renewed	430,919	449,730	761,003	1,641,651

Retention rate	93.6%	80.1%	100.0%	92.1%

Pro forma combined base rent expiring in next 12 months				993,185
Weighted average retention rate				92.1%

Estimated rent retained				914,604

Estimated rent decline				(78,581)

(5)	Represents projected capital improvements and tenant improvements on existing properties based on the three year historical average as detailed in the table below, excluding acquisition, development and other expenditures incurred on newly acquired or developed properties which are considered non-recurring.

	Year Ended December 31,			Weighted Average 2011-2013
	2011	2012	2013
Net recurring capital and tenant improvement expenses	$93,451	$45,558	$707,089	$282,033

(6)

Represents scheduled principal payments on mortgage loans and preferred stock dividends for the twelve months ending June 30, 2015, excluding the $4.9 million of debt maturities during that period which we believe we will be able to refinance under terms similar to or better than those currently in place. The preferred stock dividends are based on the 1,809 shares of Series A Preferred Stock outstanding at June 30, 2014 which accrue dividends at a rate of 9% per annum, the 828,000 shares of Series B Preferred Stock issued in April 2014 (including shares issued in May 2014 as part of the over-allotment) which accrue dividends at 9% per annum and the 600,000 shares of no par value Series B Preferred Stock issued in this offering which accrue dividends at 9% per annum.
(7)	Calculated using a $0.42 per share dividends rate based on the 7.42 million and 2.07 million common shares and common units currently outstanding, respectively.
(8)	Represents the amount of offering proceeds that may be required to fund distributions at $0.42 per share prior to factoring in additional cash flow generated from property acquisitions made subsequent to the offering. See “Risk Factors.”
(9)	Represents the targeted initial annual dividend rate per share based on current monthly dividends being paid of $0.035 per share, or $0.42 per annum.
(10)	Calculated as estimated initial annual distribution per share divided by estimated cash available for distribution per share for the twelve months ending June 30, 2015.

Our pro forma cash available for distribution for the twelve months ending June 30, 2015 results in a shortfall when compared to our targeted initial annual dividend rate of $0.42 per common share. Excluding the impact of the $3.07 million of acquisition related expenses included in the pro forma net loss for the twelve months ended June 30, 2014, the distribution deficit would be $4.45 million. Assuming a pro rata amount of the estimated cash available for distribution for the twelve months ending June 30, 2015 is available for distribution for the first month following the completion of this offering, we estimate our operating cash flow will be insufficient to cover our expected initial monthly distribution to stockholders for that period. However, the above table does not include any increases or decreases in revenues or costs associated with: (1) any rental and related revenue increases or decreases from changes in occupancy for the combined properties from leases that may be executed subsequent to June 30, 2014; (2) cash flow generated from future acquisitions completed subsequent to the completion of the offering from our current acquisition pipeline and other acquisition opportunities; (3) fluctuations in operating, capital and tenant improvement expenses; and (4) any offsetting costs associated with any increases in revenue. As a result, our actual payout ratio could be higher or lower than the payout ratio shown in the table above. In any event, unless our operating cash flow increases, we will be required to fund future distributions from proceeds of the Offering or to reduce such distributions.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

Although the following summary describes the material terms of our stock, it is not a complete description of the Maryland General Corporation Law (“MGCL”) or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request.

General

Our charter, as amended, provides that we may issue up to 75,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, without par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock. As of September 15, 2014, 7,439,531 shares of our common stock, 1,809 shares of our Series A Preferred Stock and 828,000 shares of our Series B Preferred Stock were issued and outstanding. Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Series B Preferred Stock

General

Our board of directors designated a series of preferred stock with the rights set forth herein consisting of 3,000,000 designated as Series B Preferred Stock by adopting Articles of Amendment and Restatement. In connection with this offering, we are offering 720,000 shares of Series B Preferred Stock. Subsequent to the completion of this offering, we will have available for issuance 3,450,191 authorized but unissued shares of preferred stock. Our board of directors may, without the approval of holders of the Series B Preferred Stock, or any other capital stock, designate additional series of authorized preferred stock ranking senior to or on parity with the Series B Preferred Stock or designate additional shares of the Series B Preferred Stock and authorize the issuance of such shares.

The shares of the Series B Preferred Stock are listed on the Nasdaq Stock Market under the symbol “WHLRP.” On September 15, 2014, the closing price for our Series B Preferred Stock reported on the Nasdaq Stock Market was $24.00 per share.

Maturity

The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series B Preferred Stock will remain outstanding indefinitely unless they become convertible and are converted as described below under “Voluntary Conversion” and “Mandatory Conversion.”

Ranking

The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

(2)	on a parity with our Series A Preferred Stock and all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

(3)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(4)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common stock or preferred stock) and to the indebtedness of our existing subsidiary and any future subsidiaries.

Dividends

Subject to the preferential rights of holders of any class or series of senior stock, holders of Series B Preferred Stock shall be entitled to receive, when and as authorized by the board of directors and declared by our company, out of funds legally available for the payment of dividends, cash dividends at the rate of 9.0% per annum. The dividends on each share of Series B Preferred Stock shall accrue and shall be cumulative from the first date on which such share of Series B Preferred Stock is issued and shall be payable quarterly in arrears on or before the fifteenth day of each January, April, July and October of each year or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Any dividend payable on the Series B Preferred Stock for any partial Dividend Period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in our stock records at the close of business on the applicable record date or dates, which shall be each day of the calendar quarter immediately preceding the calendar quarter in which the applicable Dividend Payment Date falls or such other date or dates designated by the board of directors for the determination of the holders of Series B Preferred Stock entitled to receive dividends that is or are not more than 90 days prior to such Dividend Payment Date or the date on which such dividends are set aside for payment (each, a “Dividend Record Date”). The term “Dividend Period” shall mean the first day of each calendar quarter through and including the last day of such calendar quarter.

Holders of Series B Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series B Preferred Stock that may be in arrears. When dividends are not paid in full upon the Series B Preferred Stock or any other class or series of parity stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series B Preferred Stock and any shares of parity stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series B Preferred Stock and accumulated, accrued and unpaid on such parity stock (which shall not include any accumulation in respect of unpaid dividends for prior Dividend Periods if such parity stock does not have a cumulative dividend).

Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series B Preferred Stock have been, or are concurrently therewith, declared and paid or declared and set apart for payment for all past Dividend Periods, no dividends (other than dividends or distributions paid in shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock) shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, by the company with respect to any shares of junior stock or parity stock, nor shall any shares of junior stock or parity stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by our company (except by conversion into or exchange for shares of junior stock or options, warrants or rights to subscribe for or purchase shares of junior stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of junior stock or parity stock.

Notwithstanding the foregoing provisions we are not prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of junior stock or parity stock or (ii) redeeming, purchasing or otherwise acquiring any junior stock or parity stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain our continued qualification as a REIT under Section 856 of the Code.

In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of our shares of capital stock or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of shares of capital stock whose preferential rights upon distribution are superior to those receiving the distribution.

Voluntary Conversion

The Series B Preferred Stock is convertible, in whole or in part, at any time, at the option of the holders thereof, into authorized but previously unissued common stock at a conversion price of $5.00 per share of common stock, subject to adjustment as described below.

Conversion of Series B Preferred Stock or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificate to us or in blank, to the office or agency to be maintained by us for that purpose. Currently, such office is Computershare, 250 Royall Street, Canton, Massachusetts 02021, the transfer agent, registrar, dividend disbursing agent and conversion agent for the Series B Preferred Stock.

Each conversion will be deemed to have been effected on the date immediately following the next Dividend Record Date after which the certificates for Series B Preferred Stock shall have been surrendered and notice shall have been received by us as described above (and if applicable, payment of any amount equal to the dividend payable on such shares shall have been received by us as described below) and the conversion shall be at the conversion price in effect at such time and on such date.

Fractional shares of common stock will not be issued upon conversion but, in lieu thereof, we will pay a cash adjustment based on the closing price of the common stock on the trading day immediately preceding the conversion date.

Mandatory Conversion

To the extent the 20-trading day volume-weighted average closing price of our common stock exceeds $7.25 per share, each share of Series B Preferred Stock will automatically, as of the date that immediately follows the next Dividend Record Date, convert into shares of common stock at a conversion price equal to $5.00 per share, subject to adjustment as described below.

Conversion Price Adjustments

The conversion price is subject to adjustment upon certain events, including (i) the payment of dividends (and other distributions) payable in common stock on any class or series of capital stock, (ii) the issuance to all holders of common stock of certain rights or warrants entitling them to subscribe for or purchase common stock at a price per share less than the fair market value (as defined in the terms of the Series B Preferred Stock) per share of common stock, (iii) subdivisions, combinations and reclassifications of common stock and (iv) distributions to all holders of common stock of any shares of stock (excluding common stock) or evidence of our indebtedness or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and dividends and distributions paid in cash). In addition to the foregoing adjustments, we will be permitted to make such reduction in the conversion price as our board of directors considers to be advisable in order that any event treated for federal income tax purposes as a dividend of shares or share rights will not be taxable to the holders of our common stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

In case we shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our common stock or sale of all or substantially all of our assets), in each case as a result of which shares of common stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of

Series B Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of capital stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of common stock or fraction thereof into which one share of Series B Preferred Stock was convertible immediately prior to such transaction (assuming such holder of common stock failed to exercise any rights of election and received per share of common stock the kind and amount of capital stock, securities or other property received per share of common stock by a plurality of non-electing shares of common stock). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

No adjustment of the conversion price is required to be made unless such adjustment would require a cumulative increase or decrease of at least 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments; provided, however, that any such adjustments will be made not later than such time as may be required to preserve the tax-free nature of a distribution to the holders of our common stock. The conversion price will not be adjusted:

•	upon the issuance of any common stock or rights to acquire common stock pursuant to any present or future employee, director or consultant incentive or benefit plan or program for us or any of our subsidiaries;

•	upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

•	for a change in the par value of our common stock; or

•	for accumulated and unpaid dividends.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the company, before any payment or distribution by the company shall be made to or set apart for the holders of any shares of junior stock, the holders of shares of the Series B Preferred Stock shall be entitled to be paid out of the assets of the company that are legally available for distribution to the stockholders, a liquidation preference of the Stated Value per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment. Until the holders of the Series B Preferred Stock have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of junior stock upon the liquidation, dissolution or winding up of the company. If upon the voluntary or involuntary liquidation, dissolution or winding up of the company, the available assets of the company, or proceeds thereof, distributable among the holders of the Series B Preferred Stock shall be insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of parity stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Preferred Stock and any such parity stock ratably in the same proportion as the respective amounts that would be payable on such Series B Preferred Stock and any such parity stock if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which they are entitled, the holders of the Series B Preferred Stock shall have no right or claim to any of the remaining assets of the company.

Upon any liquidation, dissolution or winding up of the company, after payment shall have been made in full to the holders of the Series B Preferred Stock and any parity stock, the holders of any classes or series of junior stock shall be entitled to receive any and all assets of the company remaining to be paid or distributed and the holders of the Series B Preferred Stock and any parity stock shall not be entitled to share therein.

Neither the consolidation or merger of the company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the company, nor the sale or transfer of any or all of the assets or business of the company, nor a statutory share exchange shall be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the company or otherwise, is permitted under the Maryland Corporation Law, amounts that would be needed, if the company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series B Preferred Stock shall not be added to the company’s total liabilities.

Voting Rights

Holders of the Series B Preferred Stock will not have voting rights, except as required by law.

No Preemptive Rights

No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued preferred stock (whether now or hereafter authorized) or our securities convertible into or carrying a right to subscribe to or acquire our capital stock.

Redemption

The Series B Preferred Stock has no redemption rights.

Warrants

In connection with this offering, we are offering warrants to purchase up to 864,000 shares of common stock. The Warrants are listed on the Nasdaq Stock Market under the symbol “WHLRW.” On September 15, 2014, the closing price of our warrants reported on the Nasdaq Stock Market was $0.50 per warrant. As of September 15, 2014, 993,600 warrants were issued and outstanding.

Exercisability

Holders may exercise the Warrants at any time beginning upon issuance up to 11:59 p.m., New York time, on April 29, 2019. The Warrants are exercisable, at the option of each holder, in whole, but not in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. Each Warrant is exercisable for one share of our common stock (subject to adjustment, as discussed below). The holder of Warrants does not have the right to exercise any portion of the Warrant if the holder would beneficially own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Exercise Price

The exercise price of the common stock purchasable upon exercise of the Warrants is $5.50 per share. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants is subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also upon any distribution of assets, including cash, stock or other property to our stockholders.

Rights as Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fractional Shares

No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the Company shall, at its election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up the number of shares of common stock to be issued to the nearest whole number.

Common Stock

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefore and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to remove a director and the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or to amend the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our Operating Partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each class or series and to set, subject to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

On September 15, 2014, the closing price of our common stock reported on the Nasdaq Stock Market was $4.47 per share.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through application of certain attribution rules by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains Ownership Limits that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock, or 9.8% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our common stock that are not treated as outstanding for federal income tax purposes. A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the Ownership Limits or any of the other restrictions on ownership and transfer of our stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby violate the applicable ownership limit.

Our board of directors, in its sole and absolute discretion, prospectively or retroactively, may exempt a person from either or both of the Ownership Limits if doing so would not result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT and our board of directors determines that:

•	such waiver will not cause or allow five or fewer individuals to actually or beneficially own more than 49% in value of the aggregate of the outstanding shares of all classes and series of our stock; and

•	subject to certain exceptions, the person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of the exception, our board of directors may require an opinion of counsel or Internal Revenue Service ruling, in either case in form and substance satisfactory to our board of directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as are reasonably necessary to make the determinations above. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an Ownership Limit or at any other time, our board of directors may, in its sole and absolute discretion, increase or decrease one or both of the Ownership Limits for one or more persons, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of our stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of our stock equals or falls below the decreased ownership limit, although any further acquisition of our stock will violate the decreased Ownership Limit. Our board of directors may not increase or decrease any Ownership Limit if, among other limitations, the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of our outstanding stock or could otherwise cause us to fail to qualify as a REIT.

Our charter further prohibits:

•	any person from actually, beneficially or constructively owning shares of our stock that could result in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of our stock that could result in (i) us owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by us to one of our taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause us to fail to satisfy any the gross income requirements imposed on REITs); and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of our stock that will or may violate the Ownership Limits or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The Ownership Limits and other restrictions on ownership and transfer of our stock described above will not apply until the closing of this offering and will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the Ownership Limits or such other limit established by our board of directors, or could result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer of our stock, then that transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer of the shares to the trust (or, in the event of a gift, devise or other such transaction, the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last reported sale price on the Nasdaq Stock Market on the date we accept, or our designee accepts, such offer. We must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee and pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons designated by the trustee who could own the shares without violating the Ownership Limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last reported sale price on the Nasdaq Stock Market on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee may, at the trustee’s sole discretion:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If our board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of our stock set forth in our charter, our board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury regulations promulgated thereunder) of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the Ownership Limits. In addition, any person that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our (a) shares of common stock (b) Series B Preferred Stock and (c) the Warrants is Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021.

MATERIAL PROVISIONS OF MARYLAND LAW AND THE CHARTER AND BYLAWS

Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of Maryland law or our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part and are available from us upon request. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased only by a majority of our entire board of directors but may not be fewer than the minimum number required by the MGCL nor, unless our bylaws are amended, more than 11. We currently have 8 directors, five of which are independent.

Our charter also provides that, except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director so elected will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, a board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Our board of directors has, by board resolution, elected to opt out of the business combination provisions of the MGCL. However, we cannot assure you that our board of directors will not opt to be subject to such business combination provisions in the future. Notwithstanding the foregoing, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to any control shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who made or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to: (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. We cannot provide you any assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter provides that, at such time as we become eligible to make a Subtitle 8 election and except as may be provided by our board of directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we currently (1) require a two-thirds vote for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws and (3) require, unless called by the chairman of our board of directors, our president, our chief executive officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or elect to be subject to one or more of the other provisions of Subtitle 8.

Amendments to Our Charter and Bylaws

Other than amendments to certain provisions of our charter described below and amendments permitted to be made without stockholder approval under Maryland law or by a specific provision in the charter, our charter may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The provisions of our charter relating to the removal of directors or specifying that our stockholders may act without a meeting only by unanimous consent, or the provision specifying the vote required to amend such provisions, may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

We generally may not merge with or into or consolidate with another company, sell all or substantially all of our assets or engage in a statutory share exchange unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In addition, to the extent that such a merger, consolidation, sale of assets of statutory share exchange would require the vote of our stockholders, such transaction would also require the approval of the limited partners of our Operating Partnership.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders must be held each year at a date, time and place determined by our board of directors. Special meetings of stockholders may be called by the chairman of our board of directors, our chief executive officer, our president and our board of directors. Additionally, subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting. The first annual meeting of our stockholders was held on December 20, 2013.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on such other business and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws; and

•	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to our board of directors may be made only:

•	by or at the direction of our board of directors; or

•	provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has provided the information and certifications required by the advance notice procedures set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The restrictions on ownership and transfer of our stock, the provisions of our charter regarding the removal of directors, the exclusive power of our board of directors to fill vacancies on the board and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Subtitle 8 of Title 3 of the MGCL providing for a classified board of directors, or if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate our company and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the director’s or officer’s ultimate entitlement to indemnification, to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while serving as our director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Restrictions on Ownership and Transfer

Subject to certain exceptions, our charter provides that no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of our stock.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to be qualified as a REIT. Our charter also provides that our board of directors may determine that compliance with the restrictions on ownership and transfer of our stock is no longer required in order for us to qualify as a REIT.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company and this offering of our common stock. For purposes of this discussion, references to “we,” “our” and “us” mean only Wheeler Real Estate Investment Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;

•	current, temporary and proposed Treasury regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences associated with the purchase, ownership, or disposition of our common stock or our election to be taxed as a REIT.

•	You are urged to consult your own tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our common stock, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ending December 31, 2012. We believe that we are organized and operate in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ending December 31, 2012, and we intend to continue to be organized and operate in this manner. Kaufman & Canoles, P.C. has acted as our special tax counsel and will render an opinion to us to the affect that we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our current and proposed operations will enable us to meet the requirements for qualification and taxation as a REIT under the Code. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or will be able to operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

Provided we continue to qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a “C” corporation. A “C” corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the C corporation’s basis in the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation.

•	Tenth, any subsidiaries that are C corporations, including any “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” See “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our common stock.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, will operate and will issue sufficient shares of our common stock with sufficient diversity of ownership pursuant to this offering of our common stock to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Description of Securities—Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We will have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We control our Operating Partnership and any subsidiary partnerships and the subsidiary limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We may own an interest in one or more taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities as more fully described below under “—Income Tests,” a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if (1) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space, or (2) the property to which the rents relate is a qualified lodging facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an eligible independent contractor and certain other requirements are met, as described below. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•

We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent any taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our Operating Partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from any taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our Operating Partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of one or more taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, any qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our Operating Partnership will own 100% of the securities of one or more corporations that will elect, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in other taxable REIT subsidiaries in the future.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our Operating Partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our Operating Partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our Operating Partnership or as limited partners exercise their redemption/exchange rights. Accordingly, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our Operating Partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (2) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (3) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we will make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the Partnership Agreement of our Operating Partnership authorizes us, as general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we will also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments will be held indirectly through our Operating Partnership. In addition, our Operating Partnership may hold certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities that are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our Operating Partnership and any subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be classified as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. Interests in a partnership are not treated as readily tradable on a secondary market, or the substantial equivalent thereof, if all interests in the partnership were issued in one or more transactions that were not required to be registered under the Securities Act, and the partnership does not have more than 100 partners at any time during the taxable year of the partnership, taking into account certain ownership attribution and anti-avoidance rules (the “100 Partner Safe Harbor”). Our Operating Partnership may not qualify for the 100 Partner Safe Harbor. In the event that the 100 Partner Safe Harbor or certain other safe harbor provisions of applicable Treasury Regulations are not available, our Operating Partnership could be classified as a publicly traded partnership.

If our Operating Partnership does not qualify for the 100 Partner Safe Harbor, interests in our Operating Partnership may nonetheless be viewed as not readily tradable on a secondary market or the substantial equivalent thereof if the sum of the percentage interests in capital or profits of our Operating Partnership transferred during any taxable year of our Operating Partnership does not exceed 2% of the total interests in our Operating Partnership’s capital or profits, subject to certain exceptions. For purpose of this 2% trading restriction, our interests in our Operating Partnership are excluded from the determination of the percentage interests in capital or profits of our

Operating Partnership. In addition, this 2% trading restriction does not apply to transfers by a limited partner in one or more transactions during any 30-day period representing in the aggregate more than 2% of the total interests in our Operating Partnership’s capital or profits. We, as general partner of our Operating Partnership, have the authority to take any steps we determine necessary or appropriate to prevent any trading of interests in our Operating Partnership that would cause our Operating Partnership to become a publicly traded partnership, including any steps necessary to ensure compliance with this 2% trading restriction.

We believe our Operating Partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation.

If our Operating Partnership or any of our other partnerships or limited liability companies were to be treated as a publicly traded partnership, it would be taxable as a corporation unless it qualified for the statutory “90% qualifying income exception.” Under that exception, a publicly traded partnership is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, “rents from real property” (as that term is defined for purposes of the rules applicable to REITs, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income. However, if any such entity did not qualify for this exception or was otherwise taxable as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.

Allocations of Income, Gain, Loss and Deduction. The Partnership Agreement generally provides that allocations of net income to holders of common units generally will be made proportionately to all such holders in respect of such units. Certain limited partners will have the opportunity to guarantee debt of our Operating Partnership, indirectly through an agreement to make capital contributions to our Operating Partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our Operating Partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our Operating Partnership, which net loss would have otherwise been allocable to us.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally carries over to the Operating Partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The Partnership Agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for Holders of Our Common Stock

The following summary describes the principal federal income tax consequences to you of purchasing, owning and disposing of our common stock. This summary assumes you hold shares of our common stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations;

•	traders in securities that elect to mark to market;

•	partnerships, pass-through entities and persons holding our stock through a partnership or other pass-through entity;

•	stockholders subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	foreign governments and international organizations;

•	broker-dealers or dealers in securities or currencies;

•	U.S. expatriates;

•	persons holding our stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction; or

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or non-U.S. taxing jurisdiction.

When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”

If a partnership or other entity treated as a partnership for federal income tax purposes holds shares of our common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding shares of our common stock are encouraged to consult their tax advisors.

Tax Consequences Upon Conversion of Series B Preferred Stock Into Common Stock

Generally, except with respect to cash received in lieu of fractional shares, no gain or loss is recognized upon the conversion of shares of Series B Preferred Stock into shares of common stock. The tax basis of a holder of shares of Series B Preferred Stock (a “Preferred Holder”) in the shares of common stock received is equal to that holder’s tax basis in the shares of Series B Preferred Stock surrendered in the conversion, reduced by any basis attributable to fractional shares deemed received, and the holding period for the shares of common stock includes the Preferred Holder’s holding period for the shares of Series B Preferred Stock. Based on the IRS’s present advance ruling policy, cash received, in lieu of a fractional share of common stock upon conversion of shares of Series B Preferred Stock should be treated as a payment in redemption of the fractional share interest in those shares of common stock.

Deemed Dividends on Preferred Stock

The conversion price of the shares of Series B Preferred Stock may be adjusted if we make distributions of stock, cash or other property to our stockholders in some circumstances. While we do not presently contemplate making distributions in any of these circumstances, if we make a distribution of cash or property resulting in an adjustment to the conversion price, a Preferred Holder may be viewed as receiving a “deemed distribution” which is taxable as a dividend under Sections 301 and 305 of the Code.

Taxation of Taxable U.S. Stockholders

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax discussed below, will be taxable to our taxable U.S. stockholders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations or, except to the extent provided in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. stockholders, including individuals.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a U.S. stockholder. This treatment will reduce the U.S. stockholder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Certain stock dividends, including dividends partially paid in our stock and partially paid in cash that comply with IRS Revenue Procedure 2010-12, will be taxable to the recipient U.S. stockholder to the same extent as if paid in cash.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our U.S. stockholders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of our stock and income designated as qualified dividend income, described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of shares of common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares. This gain or loss, except as provided below, will be a long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. stockholder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is 20%. However, dividends payable by REITs are not eligible for the 20% tax rate on qualified dividend income, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year) or to dividends properly designated by the REIT as “capital gain dividends.”

Medicare Tax on Unearned Income. Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

New Legislation Relating to Foreign Accounts. Under newly enacted legislation, certain payments made after June 30, 2014 to “foreign financial institutions” or “nonfinancial foreign entities” in respect of accounts of U.S. stockholders at such financial institutions or nonfinancial foreign entities may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “—Taxation of Non-U.S. Stockholders—New Legislation Relating to Foreign Accounts.”

Information Reporting and Backup Withholding. We are required to report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our shares generally should not be unrelated business taxable income (“UBTI”), to a tax-exempt stockholder, except as described below. This income or gain will be UBTI, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Stockholders

The following discussion addresses the rules governing federal income taxation of the purchase, ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws on the purchase, ownership and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of U.S. real property interests nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business will generally not be subject to withholding but will be subject to federal income tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to federal income tax. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold federal income tax at the rate of 30% on any distributions made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate; or

(2) the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s common stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. stockholder’s adjusted basis in such common stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to federal income taxation, unless:

(1) the investment in our stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of “U.S. real property interests,” or USRPI, whether or not designated as capital gain dividends, will cause the non-U.S. stockholder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. stockholders would generally be taxed at the same rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in Treasury Regulations) of any distribution to non-U.S. stockholders that is designated as a capital gain dividend or, if greater, 35% of any distribution to non-U.S. stockholders that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions will generally be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained net capital gains in respect of the stock held by stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their federal income tax liability resulting from their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. stockholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to federal income taxation unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We expect that we will be a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock will be publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described below), a non-U.S. stockholder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. stockholder (1) disposes of our stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. stockholder sells our stock, gain arising from the sale or other taxable disposition by a non-U.S. stockholder of such stock would not be subject to federal income taxation under FIRPTA as a sale of a USRPI if:

•	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as Nasdaq; and

•	such non-U.S. stockholder owned, actually and constructively, 5% or less of such class of our stock throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular federal income tax with respect to such gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock would generally be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding Tax. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a U.S. person.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts. Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders that own the shares through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock paid to a foreign financial institution or to a nonfinancial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it generally must enter into an agreement with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. The legislation applies to payments made after June 30, 2014. Prospective investors should consult their tax advisors regarding this legislation.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

ERISA CONSIDERATIONS

General

The following is a summary of certain considerations arising under ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser that is an employee benefit plan subject to ERISA. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

•	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

•	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.” Specifically, before investing in shares of our common stock, any fiduciary should, after considering the employee plan’s or IRA’s particular circumstances, determine whether the investment is appropriate under the fiduciary standards of ERISA or other applicable law including standards with respect to prudence, diversification and delegation of control and the prohibited transaction provisions of ERISA and the Code.

Our Status Under ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.

Section 3(42) of ERISA and United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. These rules apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable;

•	part of a class of securities that is widely held; and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.

Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security that are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, the common stock could be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.

Second, we believe (although we cannot confirm) that our common stock is held by 100 or more investors, and we believe (although we cannot confirm) that at least 100 or more of these investors are independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity that qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which:

•	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

•	in the ordinary course of its business, is engaged directly in real estate management or development activities. Rationale for change is that ordinary course requirement is during a 12-month measurement period, not on testing dates.

According to those same regulations, a “venture capital operating company” is defined as an entity which:

•	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies with respect to which the entity has management rights; and

•	that, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us, our Operating Partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Units set forth opposite its name below. Maxim Group LLC (Maxim), the lead managing underwriter and bookrunner, is acting as the representative of each of the underwriters named below. The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively.

Underwriter	Number of Units
Maxim Group LLC	68,950
Newbridge Securities Corporation	23,000
National Securities Corporation	21,250
MLV & Co.	19,550
Capitol Securities Management, Inc.	7,000
I-Bankers Securities, Inc.	4,250

Total	144,000

The underwriters have agreed to purchase all of the Units sold under the underwriting agreement (other than those covered by the overallotment option described below) if any of these securities are purchased. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Units are subject to the review of certain legal matters by their counsel and certain other conditions such as confirmation by us of the accuracy of representations and warranties about our financial condition and operation. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Units should be ready for delivery on or about September 17, 2014 against payment in immediately available funds. The underwriters may reject all or part of any order.

Commissions and Discounts

The following table shows the per Unit and total underwriting discount that we will pay to the underwriters, and the proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Unit	Without Option	With Option
Public Offering Price	$125.00	$18,000,000	$20,700,000
Underwriting Discount paid by us	$8.75	$1,260,000	$1,449,000
Proceeds, before expenses, to us	$116.25	$16,740,000	$19,251,000

Pricing of Securities

The representative has advised us that the underwriters propose initially to offer the Units to the public at the public offering price set forth on the cover page of this prospectus. In addition, the representative may offer some of the Units to other securities dealers at such price less a concession not in excess of $4.375 per Unit. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $0.25 per Unit to other dealers. After the Units are released for sale to the public, the representative may change the offering price and other selling terms at various times.

The offering price will be determined through negotiations between us and the representative. Among the factors considered in determining the offering price were:

•	our financial information;

•	the prior results of operations of the Contemplated Properties;

•	our pro forma financial condition assuming the acquisition of the Contemplated Properties;

•	the markets in which we operate or plan to operate;

•	the economic condition in, and future prospects for, the industry in which we compete;

•	the general condition of the economy in the United States and our target markets within the United States at the time of this offering;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	currently prevailing general conditions in the equity securities markets, including current market valuations of publicly-traded companies considered comparable to our company;

•	the market price of our common stock; and

•	other facts we deem relevant.

We cannot assure you, however, that the price at which the securities offered by this prospectus will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market for the securities offered hereby will develop and continue after this offering.

Over-Allotment Option

We have granted to the underwriters an option, exercisable not later than 45 days after the effective date of the registration statement, to purchase up to 108,000 of additional shares of Series B Preferred Stock and/or up to 129,600 of additional Warrants less the underwriting discounts and commissions set forth on the cover of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. We will be obligated, pursuant to the option, to sell these additional shares of Series B Preferred Stock and Warrants to the underwriters to the extent the option is exercised.

Lock-ups

Our officers and directors have agreed not to offer, sell or otherwise dispose of any of our securities for a period of six (6) months after the date on which the distribution of the securities offered by this prospectus is completed, without first obtaining the written consent of Maxim. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any securities offered by this prospectus;

•	sell any option or contract to purchase any securities offered hereby;

•	purchase any option or contract to sell any securities offered hereby;

•	grant any option, right or warrant for the sale of any securities offered hereby;

•	lend or otherwise transfer or dispose of any securities offered hereby;

•	file or cause to be filed any registration statement related to the securities offered hereby; or

•	enter into any swap or other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any securities offered hereby whether any such swap, agreement or transaction is to be settled by the delivery of securities offered hereby or other securities, in cash or otherwise.

This lock-up provision applies to, shares of Series B Preferred Stock, Warrants, our common stock and to securities convertible into or exchangeable or exercisable for or repayable with shares of Series B Preferred Stock, Warrants or our common stock. It also applies to the securities offered hereby owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (i) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the securities offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters to bid for and to purchase such securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain or otherwise affect the price of our securities offered hereby. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of Series B Preferred Stock and Warrants, so long as stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of securities offered by this prospectus in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities offered by this prospectus in the open market.

•	Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities offered hereby through the over-allotment option. If the underwriters sell more Units than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase securities in this offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the securities originally sold by the selected dealer is purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of the securities offered by this prospectus or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities offered hereby may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares of Series B Preferred Stock, the Warrants or the common stock into which such securities may be converted. These transactions may occur on the Nasdaq Stock Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Matters

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are approximately $500,000. In addition, we will pay the representative at the closing of the offering a non-accountable expense allowance of 1.00% of the gross proceeds of this offering (excluding any securities sold pursuant to the over-allotment option), against which any advance paid to the representative will be credited. Any such advance shall be used solely to pay for the representative’s accountable out-of-pocket and legal expenses. Any unused portion of such advance shall be returned to us upon the termination of the period for which the representative was engaged hereby.

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on a website maintained by the representative. The representative may agree to allocate a number of the securities offered hereby for sale to their online brokerage account holders. The representative may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The representative has informed us that it does not expect to confirm sales of securities offered by this prospectus to accounts over which it exercises discretionary authority.

Other Relationships

Some of the underwriters and their affiliates have in the past and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates and may in the future receive customary fees and commissions for these transactions. Except as set forth herein, no such arrangement has been entered into or contemplated. As previously disclosed in our Current Report on Form 8-K, John McAuliffe resigned as a member of our Board and chairman of the Audit Committee on April 9, 2013. Mr. McAuliffe is a Managing Director of Newbridge Securities Corporation. While serving as a director, Mr. McAuliffe received customary director compensation discussed in our Annual Report on Form 10-K.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Foreign Regulatory Restrictions on Purchase of Securities Offered Hereby Generally

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus, or the possession, circulation or distribution of this prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell securities offered by this prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Haneberg, PLC and for the underwriters by Harter Secrest & Emery LLP. Haneberg, PLC will pass upon the validity of the securities sold in this offering, and Kaufman & Canoles, P.C. will pass upon certain other matters of Maryland law. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Kaufman  & Canoles, P.C.

EXPERTS

The consolidated and combined balance sheets of Wheeler Real Estate Investment Trust, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated and combined statements of operations, equity and cash flows for each of the years in the two year period ended December 31, 2013 incorporated by reference into this prospectus and registration statement, have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their reports thereon, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address or telephone number:

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all its exhibits and schedules that we have filed with the SEC, at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mailing the SEC at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 21, 2014;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014, filed on May 15, 2014 and August 14, 2014, respectively;

•	Current Reports on Form 8-K filed on January 7, 2014, January 16, 2014, February 4, 2014, February 6, 2014, February 19, 2014, February 28, 2014, March 18, 2014, March 24, 2014, April 2, 2014, April 17, 2014, April 29, 2014, April 30, 2014, May 8, 2014, May 21, 2014, May 28, 2014, June 9, 2014, June 10, 2014, June 17, 2014, June 18, 2014, June 30, 2014, July 3, 2014, July 7, 2014, July 16, 2014, July 30, 2014, August 12, 2014, August 14, 2014, August 15, 2014, August 19, 2014, August 20, 2014, August 21, 2014, September 2, 2014, September 3, 2014, September 8, 2014, September 12, 2014 and September 16, 2014.

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Secretary, Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Boulevard, Virginia Beach, Virginia 23452, telephone number (757) 627-9088. Our SEC filings are also available to the public on our website, www.WHLR.us. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

This prospectus is part of a registration statement we have filed with the SEC on Form S-11 relating to our common stock, Warrants and Series B Preferred Stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have incorporated by reference certain legal documents that control the terms of our common stock offered by this prospectus as exhibits to the registration statement. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and exhibits are also available at the SEC’s Public Reference Room or through its web site.

The section entitled “Where You Can Find More Information About Wheeler Real Estate Investment Trust, Inc.” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

(757) 627-9088

In addition, such reports and documents may be found on our website at www.WHLR.us.

GLOSSARY

Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this prospectus.

“2013 Acquisitions” means the 12 properties we acquired in 2013, as more fully described on pages 24-25 hereof.

“2013 Form 10-K” means our Annual Report on Form 10-K filed with the SEC on March 21, 2014.

“2014 Completed Acquisitions” means the properties we have acquired subsequent to June 30, 2014, as more fully described on page 7 hereof.

“1940 Act” means the Investment Company Act of 1940, as amended.

“ADA” means the Americans with Disabilities Act, as amended.

“Administrative Service Company” means WHLR Management, LLC.

“ASC” means Accounting Standards Codification.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Acquisitions” means the properties that we anticipate acquiring in part, with the proceeds of this offering, as more fully described on page 7 hereof.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FHAA” means the Fair Housing Amendment Act of 1988.

“FIRPTA” means the Foreign Investment in Real Property Tax Act.

“IRS” means the Internal Revenue Service.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“June 2014 Form 10-Q” means that Quarterly Report on Form 10-Q filed with the SEC on August 14, 2014.

“MGCL” means the Maryland General Corporation Law.

“NAREIT” means National Association of Real Estate Investment Trusts.

“Operating Partnership” means Wheeler REIT, L.P.

“Ownership Limits” means restrictions in our charter prohibiting any person from actually, beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Wheeler REIT, L.P.

“Preferred Holder” means a holder of shares of Series B Preferred Stock.

“REIT” means real estate investment trust as defined in the Code.

“SEC” means the United States Securities and Exchange Commission.

“Series B Preferred Stock” means our Series B Convertible Preferred Stock, without par value per share.

“Services Companies” means collectively, Wheeler Interests, LLC, Wheeler Real Estate, LLC, Wheeler Capital, LLC, Site Applications, LLC, Creative Retail Works and TESR, LLC.

“Stated Value” means the initial $25.00 value ascribed to a share of Series B Preferred Stock, as may be adjusted, from time to time, pursuant to the terms of our charter.

“UBTI” means unrelated business taxable income.

“UPREIT” means umbrella partnership real estate investment trust.

“Underwriters” means Maxim Group LLC and Newbridge Securities Corporation.

“USRPHC” means U.S. real property holding company.

“USRPI” means U.S. real property interest.

“Warrant” means a warrant to purchase shares of our common stock issued as part of this offering.

AUDITED AND OTHER FINANCIAL INFORMATION OF THE CONTEMPLATED ACQUISITIONS

Report of Independent Auditor

To the Board Trustees and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statements

We have audited the accompanying statements of revenues and certain operating expenses (the “Statements”) of Brook Run Shopping Center (the “Property”) for the years ended December 31, 2013 and 2012.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of these Statements, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 26, 2014

Brook Run Shopping Center

Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012
	(unaudited)
REVENUES:
Rental income	$788,900	$1,670,779	$1,537,675
Tenant reimbursements and other income	161,796	374,677	458,479

Total Revenues	950,696	2,045,456	1,996,154

CERTAIN OPERATING EXPENSES:
Property operating	164,100	279,400	258,629
Real estate taxes	66,267	132,533	138,547
Repairs and maintenance	64,378	111,915	102,553
Other	18,557	61,299	70,331

Total Certain Operating Expenses	313,302	585,147	570,060

Excess of Revenues Over Certain Operating Expenses	$637,394	$1,460,309	$1,426,094

See accompanying notes to statements of revenues and certain operating expenses.

Brook Run Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

1.	Business and Purchase and Sales Agreement

Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate investment Trust, L.P., expects to enter into a Contribution and Subscription agreement (the “Agreement”) with the property’s owners to acquire Brook Run Shopping Center (the “Property”), a 147,738 square foot grocery-anchored shopping center located in Richmond, Virginia for a purchase price of approximately $19.2 million. Closing of the Agreement is subject to obtaining the necessary financing and customary due diligence. The Property is 92% occupied and is anchored by a Martin’s Food Store which occupies approximately 40% of the total rentable square feet of the center through a lease that was originally for 20 years and is currently in its first five-year option period expiring in August 2015 with four five-year options remaining.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis for the six months ended June 30, 2014 (unaudited) and as of December 31, 2013 and 2012:

Tenant	June 30, 2014	December 31, 2013	December 31, 2012
Martin’s	30.1%	31.0%	28.7%
Fitness Evolution	21.9%	21.0%	0.0%
CareMore Medical Enterprises	13.9%	13.0%	12.0%
American Family Fitness	0.0%	0.0%	23.8%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2014 (unaudited), December 31, 2013 and 2012.

Brook Run Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

(continued)

The weighted average remaining lease terms for tenants at the property was 3.72 years as of June 30, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2014 (unaudited) and December 31, 2013 were as follows:

	Twelve Months Ending June 30,	Years Ending December 31,
	(unaudited)
2014	$—	$1,580,289
2015	1,563,521	1,389,849
2016	1,115,936	978,790
2017	913,528	844,558
2018	773,362	727,777
2019	707,247	696,168
Thereafter	1,646,890	1,298,490

	$6,720,484	$7,515,921

The above schedule takes into consideration all renewals and new leases executed subsequent to June 30, 2014 until the date of this report.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been prepared to provide pro forma information with regard to the anticipated acquisition of Brook Run Shopping Center (the “Property”), which Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (“Wheeler REIT” or the “Company”), through Wheeler Real Estate Investment Trust, L.P. (“Operating Partnership”), its majority-owned subsidiary, by exercising its rights under a Contribution and Subscription agreement we expect to enter into with the property’s owners for an aggregate purchase price of $19,196,850, which includes the assumption of approximately $16,704,800 in debt. The Contribution and Subscription agreement is expected to replace a purchase and sale agreement we previously entered into to acquire the property.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the anticipated acquisition of the Property as if it occurred on June 30, 2014. The Wheeler REIT column as of June 30, 2014 represents the actual balance sheet presented in the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) filed on August 14, 2014 with the Securities and Exchange Commission (“SEC”) for the period. The pro forma adjustments column includes the preliminary estimated impact of purchase accounting and other adjustments for the year presented.

The unaudited pro forma condensed consolidated statements of operations for the Company and the Property for the six months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Company’s acquisition of the Property, as if it had occurred on the first day of the earliest period presented. The Wheeler REIT column for the six months ended June 30, 2014 represents the results of operations presented in the Company’s Form 10-Q. The Wheeler REIT column for the year ended December 31, 2013 represents the results of operations presented in the Company’s Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on March 21, 2014. The Property column includes the full period’s operating activity for the Property, as the Property will be acquired subsequent to June 30, 2014 and therefore was not included in the Company’s historical financial statements. The pro forma adjustments columns include the impact of purchase accounting and other adjustments for the periods presented.

The unaudited pro forma condensed consolidated financial statements have been prepared by the Company’s management based upon the historical financial statements of the Company and of the acquired Property. Assuming the acquisition transaction closes during the third quarter of 2014, the Property will be included in the consolidated financial statements included in the Company’s Form 10-Q for the three and nine months ended September 30, 2014, to be filed with the SEC. These pro forma statements may not be indicative of the results that actually would have occurred had the anticipated acquisition been in effect on the dates indicated or which may be obtained in the future.

In management’s opinion, all adjustments necessary to reflect the effects of the Property acquisition have been made. These unaudited pro forma condensed consolidated financial statements are for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the SEC on March 21, 2014 as part of its Form 10-K for the year ended December 31, 2013 and on August 14, 2014 as part of its Form 10-Q for the six months ended June 30, 2014.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(unaudited)

	Wheeler REIT	Pro Forma Adjustments	Pro Forma Consolidated
	(A)	(B)
ASSETS:
Net investment properties	$100,553,283	$16,510,500	$117,063,783
Cash and cash equivalents	16,243,867	(1,508,200)	14,735,667
Tenant and other receivables	1,663,027	635,000	2,298,027
Deferred costs, reserves, intangibles and other assets	21,692,120	2,051,400	23,743,520

Total Assets	$140,152,297	$17,688,700	$157,840,997

LIABILITIES:
Mortgages and other indebtedness	$95,236,145	$16,704,800	$111,940,945
Below market lease intangibles	2,610,379	—	2,610,379
Accounts payable, accrued expenses and other liabilities	3,361,048	983,900	4,344,948

Total Liabilities	101,207,572	17,688,700	118,896,272

Commitments and contingencies	—	—	—

EQUITY:
Series A preferred stock	1,458,050	—	1,458,050
Series B convertible preferred stock	18,738,515	—	18,738,515
Common stock	74,218	—	74,218
Additional paid-in capital	28,092,906	—	28,092,906
Accumulated deficit	(16,274,152)	—	(16,274,152)
Noncontrolling interest	6,855,188	—	6,855,188

Total Equity	38,944,725	—	38,944,725

Total Liabilities and Equity	$140,152,297	$17,688,700	$157,840,997

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(unaudited)

	Wheeler REIT	Property	Pro Forma Adjustments		Pro Forma Consolidated
	(A)	(B)	(C)
REVENUES:
Rental income	$5,948,100	$788,900	$(11,709	)(1)	$6,725,291
Tenant reimbursements and other income	1,349,746	161,796	—		1,511,542

Total Revenues	7,297,846	950,696	(11,709)		8,236,833

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED:
Property operating	1,832,219	294,745	—		2,126,964
Depreciation and amortization	3,521,546	—	999,142	(2)	4,520,688
Provision for credit losses	(28,032)	—	—		(28,032)
Corporate general & administrative	2,217,867	18,557	—		2,236,424

Total Operating Expenses and Certain Operating Expenses of the Acquired	7,543,600	313,302	999,142		8,856,044

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	(245,754)	637,394	(1,010,851)		(619,211)
Interest expense	(2,905,575)	—	(411,850	)(3)	(3,317,425)

Net Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	$(3,151,329)	$637,394	$(1,422,701)		$(3,936,636)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(unaudited)

	Wheeler REIT	Property	Pro Forma Adjustments		Pro Forma Consolidated
	(D)	(E)	(C)
REVENUES:
Rental income	$7,158,549	$1,670,779	$(23,417	)(1)	$8,805,911
Tenant reimbursements and other income	1,548,943	374,677	—		1,923,620

Total Revenues	8,707,492	2,045,456	(23,417)		10,729,531

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED:
Property operating	1,713,957	523,848	—		2,237,805
Depreciation and amortization	3,466,957	—	1,998,283	(2)	5,465,240
Provision for credit losses	106,828	—	—		106,828
Corporate general & administrative	5,297,166	61,299	—		5,358,465

Total Operating Expenses and Certain Operating Expenses of the Acquired	10,584,908	585,147	1,998,283		13,168,338

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	(1,877,416)	1,460,309	(2,021,700)		(2,438,807)
Interest expense	(2,497,810)	—	(844,180	)(3)	(3,341,990)

Net Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	$(4,375,226)	$1,460,309	$(2,865,880)		$(5,780,797)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Pro Forma Balance Sheet

A.	Reflects the consolidated balance sheet of the Company as of June 30, 2014 included in the Company’s Form 10-Q for the six months ended June 30, 2014.

B.	Represents the estimated pro forma effect of the Company’s $19.2 million anticipated acquisition of the Property, assuming it occurred on June 30, 2014. The Company has initially allocated the purchase price of the acquired Property to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their preliminary estimated fair values. Identifiable intangibles include amounts allocated to above/below market leases, the value of in-place leases and customer relationships value, if any. The Company estimated fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the Property. Factors considered by management in its analysis of estimating the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to above/below market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

Pro Forma Statement of Operations

A.	Reflects the consolidated statement of operations of the Company for the six months ended June 30, 2014.

B.	Amounts reflect the historical operations of the Property for the six months ended June 30, 2014, unless otherwise noted.

C.	Represents the estimated unaudited pro forma adjustments related to the acquisition for the period presented.

(1)	Represents estimated amortization of above/below market leases which are being amortized on a straight-line basis over the remaining terms of the related leases.

(2)	Represents the estimated depreciation and amortization of the buildings and related improvements, leasing commissions, in place leases and capitalized legal/marketing costs resulting from the preliminary estimated purchase price allocation in accordance with accounting principles generally accepted in the United States of America. The buildings and site improvements are being depreciated on a straight-line basis over their estimated useful lives up to 40 years. The tenant improvements, leasing commissions, in place leases and capitalized legal/marketing costs are being amortized on a straight-line basis over the remaining terms of the related leases.

(3)	Represents interest expense on mortgage debt to be assumed as part of the acquisition which matures in July 2015 and accrues interest at a rate of 5.00% per annum.

D.	Reflects the consolidated statement of operations of the Company for the year ended December 31, 2013.

E.	Amounts reflect the historical operations of the Property for the year ended December 31, 2013, unless otherwise noted.

Report of Independent Auditor

To the Board of Directors and Shareholders of

Wheeler Real Estate Investment Trust, Inc.

Report on the Statements

We have audited the accompanying statements of revenues and certain operating expenses (the “Statements”) of Northeast Plaza Shopping Center (the “Property”) for the years ended December 31, 2013 and 2012.

Management’s Responsibility for the Statements

Management is responsible for the preparation and fair presentation of these Statements, in accordance with accounting principles generally accepted in the United States of America, that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these Statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statements.

We believe the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statements referred to above present fairly, in all material respects, the revenue and certain operating expenses of the Property for the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Statements were prepared as described in Note 2, for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of Wheeler Real Estate Investment Trust, Inc. and are not intended to be a complete presentation of the Property’s revenue and expenses.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

March 26, 2014

Northeast Plaza Shopping Center

Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

	Six Months Ended June 30, 2014	Years Ended December 31,
		2013	2012
	(unaudited)
REVENUES:
Rental income	$237,053	$459,711	$454,476
Tenant reimbursements and other income	15,801	100,069	64,786

Total Revenues	$252,854	559,780	519,262

CERTAIN OPERATING EXPENSES:
Property operating	31,758	60,037	59,549
Real estate taxes	24,783	47,205	47,205
Repairs and maintenance	20,151	11,178	9,160
Other	11,109	11,961	25,471

Total Certain Operating Expenses	87,801	130,381	141,385

Excess of Revenues Over Certain Operating Expenses	$165,053	$429,399	$377,877

See accompanying notes to statements of revenues and certain operating expenses.

Northeast Plaza Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

1.	Business and Purchase and Sale Agreement

Wheeler Real Estate Investment Trust, Inc., through its subsidiary of Wheeler Real Estate investment Trust, L.P., expects to enter into a Contribution and Subscription agreement (the “Agreement”) with the property’s owners to acquire Northeast Plaza Shopping Center (the “Property”), a 54,511 square foot grocery-anchored shopping center located in Lumberton, North Carolina for a purchase price of approximately $4.90 million. Closing of the Agreement is subject to obtaining the necessary financing and customary due diligence. The Property is 95% occupied and is anchored by a Food Lion grocery store which occupies approximately 61% of the total rentable square feet of the center through a 20-year lease expiring in December 2020 with four five-year options.

2.	Basis of Presentation

The Statements of Revenues and Certain Operating Expenses (the “Statements”) have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X, promulgated by the Securities and Exchange Commission, and are not intended to be a complete presentation of the Property’s revenues and expenses. Certain operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Expenses such as depreciation and amortization are excluded from the accompanying Statements. The Statements have been prepared on the accrual basis of accounting which requires management to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting periods. Actual results may differ from those estimates.

3.	Revenues

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as noncancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates.

The following table lists the tenants whose annualized rental income on a straight-line basis represented greater than 10% of total annualized rental income for all tenants on a straight line basis as of June 30, 2014 (unaudited), December 31, 2013 and 2012:

Tenant	June 30, 2014	December 31, 2013	December 31, 2012
Food Lion, Inc.	61.4%	63.5%	64.3%
Dollar General, Inc.	10.5%	10.9%	11.0%

The termination, delinquency or nonrenewal of one of the above tenants may have a material adverse effect on revenues. No other tenant represents more than 10% of annualized rental income as of June 30, 2014 (unaudited), December 31, 2013 and 2012.

Northeast Plaza Shopping Center

Notes to Statements of Revenues and Certain Operating Expenses

For the Six Months Ended June 30, 2014 (unaudited) and the Years Ended December 31, 2013 and 2012

(continued)

The weighted average remaining lease terms for tenants at the property was 4.76 years as of June 30, 2014 (unaudited). Future minimum rentals to be received under noncancelable tenant operating leases for each of the next five years and thereafter, excluding CAM and percentage rent based on tenant sales volume, as of June 30, 2014 (unaudited) and December 31, 2013 were as follows:

	Twelve Months Ending June 30,	Years Ending December 31,
	(unaudited)
2014	$—	$475,732
2015	445,823	399,623
2016	376,132	363,582
2017	358,948	357,998
2018	348,148	338,830
2019	328,660	319,650
Thereafter	474,731	314,756

	$2,332,442	$2,570,171

The above schedule takes into consideration all renewals and new leases executed subsequent to June 30, 2014 until the date of this report.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements have been prepared to provide pro forma information with regard to the anticipated acquisition of Northeast Plaza Shopping Center (“the Property”), which Wheeler Real Estate Investment Trust, Inc. and Subsidiaries (“Wheeler REIT” or the “Company”), through Wheeler Real Estate Investment Trust, L.P. (“Operating Partnership”), its majority-owned subsidiary, by exercising its rights under a Contribution and Subscription agreement we expect to enter into with the property’s owner for an aggregate purchase price of $4,894,700, which includes the assumption of approximately $3,182,900 in debt. The Contribution and Subscription agreement is expected to replace a Purchase and Sale agreement we previously entered into to acquire the property.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2014 gives effect to the anticipated acquisition of the Property as if it occurred on June 30, 2014. The Wheeler REIT column as of June 30, 2014 represents the actual balance sheet presented in the Company’s Quarterly Report on Form 10-Q (“Form 10-Q”) filed on August 14, 2014 with the Securities and Exchange Commission (“SEC”) for the period. The pro forma adjustments column includes the preliminary estimated impact of purchase accounting and other adjustments for the year presented.

The unaudited pro forma condensed consolidated statements of operations for the Company and the Property for the three months ended June 30, 2014 and the year ended December 31, 2013 give effect to the Company’s acquisition of the Property, as if it had occurred on the first day of the earliest period presented. The Wheeler REIT column for the six months ended June 30, 2014 represents the results of operations presented in the Company’s Form 10-Q. The Wheeler REIT column for the year ended December 31, 2013 represents the results of operations presented in the Company’s Annual Report on Form 10-K (“Form 10-K”) filed with the SEC on March 21, 2014. The Property column includes the full period’s operating activity for the Property, as the Property will be acquired subsequent to June 30, 2014 and therefore was not included in the Company’s historical financial statements. The pro forma adjustments columns include the impact of purchase accounting and other adjustments for the periods presented.

The unaudited pro forma condensed consolidated financial statements have been prepared by the Company’s management based upon the historical financial statements of the Company and of the acquired Property. Assuming the acquisition transaction closes during the third quarter of 2014, the Property will be included in the consolidated financial statements included in the Company’s Form 10-Q for the three and nine months ended September 30, 2014, to be filed with the SEC. These pro forma statements may not be indicative of the results that actually would have occurred had the anticipated acquisition been in effect on the dates indicated or which may be obtained in the future.

In management’s opinion, all adjustments necessary to reflect the effects of the Property acquisition have been made. These unaudited pro forma condensed consolidated financial statements are for informational purposes only and should be read in conjunction with the historical financial statements of the Company, including the related notes thereto, which were filed with the SEC on March 21, 2014 as part of its Form 10-K for the year ended December 31, 2013 and on August 14, 2014 as part of its Form 10-Q for the three months ended June 30, 2014.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(unaudited)

	Wheeler REIT	Pro Forma Adjustments	Pro Forma Consolidated
	(A)	(B)
ASSETS:
Net investment properties	$100,553,283	$4,248,700	$104,801,983
Cash and cash equivalents	16,243,867	(1,888,900)	14,354,967
Tenant and other receivables	1,663,027	300,000	1,963,027
Deferred costs, reserves, intangibles and other assets	21,692,120	701,000	22,393,120

Total Assets	$140,152,297	$3,360,800	$143,513,097

LIABILITIES:
Mortgages and other indebtedness	$95,236,145	$3,182,900	$98,419,045
Below market lease intangibles	2,610,379	35,000	2,645,379
Accounts payable, accrued expenses and other liabilities	3,361,048	142,900	3,503,948

Total Liabilities	101,207,572	3,360,800	104,568,372

Commitments and contingencies	—	—	—

EQUITY:
Series A preferred stock	1,458,050	—	1,458,050
Series B convertible preferred stock	18,738,515	—	18,738,515
Common stock	74,218	—	74,218
Additional paid-in capital	28,092,906	—	28,092,906
Accumulated deficit	(16,274,152)	—	(16,274,152)
Noncontrolling interest	6,855,188	—	6,855,188

Total Equity	38,944,725	—	38,944,725

Total Liabilities and Equity	$140,152,297	$3,360,800	$143,513,097

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Six Months Ended June 30, 2014

(unaudited)

	Wheeler REIT	Property	Pro Forma Adjustments		Pro Forma Consolidated
	(A)	(B)	(C)
REVENUES:
Rental income	$5,948,100	$237,053	$10,030	(1)	$6,195,183
Tenant reimbursements and other income	1,349,746	15,801	—		1,365,547

Total Revenues	7,297,846	252,854	10,030		7,560,730

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED:
Property operating	1,832,219	76,692	—		1,908,911
Depreciation and amortization	3,521,546	—	219,223	(2)	3,740,769
Provision for credit losses	(28,032)	—	—		(28,032)
Corporate general & administrative	2,217,867	11,109	—		2,228,976

Total Operating Expenses and Certain Operating Expenses of the Acquired	7,543,600	87,801	219,223		7,850,624

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	(245,754)	165,053	(209,193)		(289,894)
Interest expense	(2,905,575)	—	(78,331	)(3)	(2,983,906)

Net Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	$(3,151,329)	$165,053	$(287,524)		$(3,273,800)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2013

(unaudited)

	Wheeler REIT	Property	Pro Forma Adjustments		Pro Forma Consolidated
	(D)	(E)	(C)
REVENUES:
Rental income	$7,158,549	$459,711	$20,059	(1)	$7,638,319
Tenant reimbursements and other income	1,548,943	100,069	—		1,649,012

Total Revenues	8,707,492	559,780	20,059		9,287,331

OPERATING EXPENSES AND CERTAIN OPERATING EXPENSES OF THE ACQUIRED:
Property operating	1,713,957	118,420	—		1,832,377
Depreciation and amortization	3,466,957	—	438,446	(2)	3,905,403
Provision for credit losses	106,828	—	—		106,828
Corporate general & administrative and other	5,297,166	11,961	—		5,309,127

Total Operating Expenses and Certain Operating Expenses of the Acquired	10,584,908	130,381	438,446		11,153,735

Operating Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	(1,877,416)	429,399	(418,387)		(1,866,404)
Interest expense	(2,497,810)	—	(156,662	)(3)	(2,654,472)

Net Income (Loss) and Excess of Acquired Revenues Over Certain Operating Expenses	$(4,375,226)	$429,399	$(575,049)		$(4,520,876)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Pro Forma Balance Sheet

A.	Reflects the unaudited condensed consolidated balance sheet of the Company as of June 30, 2014 included in the Company’s Form 10-Q for the three months ended June 30, 2014.

B.	Represents the estimated pro forma effect of the Company’s $4.90 million anticipated acquisition of the Property, assuming it occurred on June 30, 2014. The Company has initially allocated the purchase price of the acquired Property to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their preliminary estimated fair values. Identifiable intangibles include amounts allocated to above/below market leases, the value of in-place leases and customer relationships value, if any. The Company determined fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the Property. Factors considered by management in its analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to above/below market leases and in-place lease value are recorded as acquired lease intangibles and are amortized as an adjustment to rental revenue or amortization expense, as appropriate, over the remaining terms of the underlying leases.

Pro Forma Statement of Operations

A.	Reflects the unaudited condensed consolidated statement of operations of the Company for the six months ended June 30, 2014.

B.	Amounts reflect the historical operations of the Property for the six months ended June 30, 2014, unless otherwise noted.

C.	Represents the estimated unaudited pro forma adjustments related to the acquisition for the period presented.

(1)	Represents estimated amortization of above/below market leases which are being amortized on a straight-line basis over the remaining terms of the related leases.

(2)	Represents the estimated depreciation and amortization of the buildings and related improvements, leasing commissions, in place leases and capitalized legal/marketing costs resulting from the preliminary estimated purchase price allocation in accordance with accounting principles generally accepted in the United States of America. The buildings and site improvements are being depreciated on a straight-line basis over their estimated useful lives up to 40 years. The tenant improvements, leasing commissions, in place leases and capitalized legal/marketing costs are being amortized on a straight-line basis over the remaining terms of the related leases.

(3)	Represents estimated interest expense on mortgage debt to be assumed as part of the acquisition net of the estimated amortization of the preliminary estimated mortgage debt fair value adjustment. The mortgage debt matures in February 2019 and accrues interest at 6.50% per annum. The fair value adjustment is being amortized on a straight-line basis over the remaining term of the debt.

D.	Reflects the consolidated statement of operations of the Company for the year ended December 31, 2013.

E.	Amounts reflect the historical operations of the Property for the year ended December 31, 2013, unless otherwise noted.

144,000 Units Consisting of 720,000 Shares of Series B Preferred Stock and Warrants to Purchase 864,000 Shares of Common Stock

PROSPECTUS

Joint Book-Running Managers

Maxim Group LLC	Newbridge Securities Corporation

Lead Managers

National Securities Corporation	MLV & Co.

Co-Managers

Capitol Securities Management, Inc.	I-Bankers Securities, Inc.

The date of this prospectus is September 16, 2014

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.